UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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SAGA COMMUNICATIONS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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SAGA COMMUNICATIONS, INC.

73 Kercheval Avenue
Grosse Pointe Farms, Michigan 48236

NOTICE OF ANNUAL MEETING
May 11, 2015

To the Stockholders of
Saga Communications, Inc.

Notice is hereby given that the Annual Meeting of the Stockholders of Saga Communications, Inc. (the “Company”) will be held at the Company’s corporate offices, 73 Kercheval Avenue, Grosse Pointe Farms, Michigan, on Monday, May 11, 2015, at 9:00 a.m., Eastern Daylight Time (the “Annual Meeting”), for the following purposes:

(1)	To elect directors for the ensuing year and until their successors are elected and qualified;
(2)	To ratify the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2015;
(3)	To re-approve the material terms of the Chief Executive Officer Annual Incentive Plan; and
(4)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

Stockholders of record on March 27, 2015 will be entitled to notice of and to vote at this Annual Meeting. You are invited to attend the Annual Meeting. Whether or not you plan to attend in person, you are urged to sign and return immediately the enclosed proxy in the envelope provided. No postage is required if the envelope is mailed in the United States. The proxy is revocable and will not affect your right to vote in person if you are a stockholder of record and attend the Annual Meeting.

By Order of the Board of Directors,

MARCIA LOBAITO
Secretary

April 17, 2015

Please complete, sign and date the enclosed proxy and mail it as promptly as possible. If you attend the Annual Meeting and vote in person, the proxy will not be used.

Important Notice Regarding the Availability of Proxy Materials for Annual Meeting of Stockholders to Be Held on May 11, 2015.

This proxy statement and our 2014 Annual Report are available at: www.envisionreports.com/SGA.

You may obtain directions to the Annual Meeting by sending a written request to Saga Communications, Inc., Attention: Chief Financial Officer, 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236.

i

SAGA COMMUNICATIONS, INC.

73 Kercheval Avenue
Grosse Pointe Farms, Michigan 48236

PROXY STATEMENT

Annual Meeting of Stockholders
May 11, 2015

INTRODUCTION

This proxy statement is furnished in connection with the solicitation of proxies by Saga Communications, Inc. (the “Company”) on behalf of the Board of Directors (the “Board”) to be used at the Annual Meeting of Stockholders to be held on May 11, 2015 (the “Annual Meeting”), and at any adjournment thereof, for the purposes set forth in the accompanying Notice of the Annual Meeting. All stockholders of record of our Class A Common Stock and Class B Common Stock (collectively, the “Common Stock”) at the close of business on March 27, 2015, will be entitled to vote. The stock transfer books will not be closed. This proxy statement and the accompanying proxy card were first mailed to stockholders on or about April 17, 2015.

Stockholders attending the Annual Meeting may vote by ballot. However, since many stockholders may be unable to attend the Annual Meeting, the Board is soliciting proxies so that each stockholder at the close of business on the record date has the opportunity to vote on the proposals to be considered at the Annual Meeting.

Registered stockholders can simplify their voting and save us expense by voting by telephone or by the Internet. Telephone and Internet voting information is on the proxy card. Stockholders not voting by telephone or Internet may return the proxy card. Stockholders holding shares through a bank or broker should follow the voting instructions on the form they receive from the bank or broker. The availability of telephone and Internet voting will depend on the bank’s or broker’s voting process.

Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by filing a later-dated proxy with us, by attending the Annual Meeting and voting in person, or by notifying us of the revocation in writing to our Chief Financial Officer (“CFO”) at 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236. Proxies received in time for the voting and not revoked will be voted at the Annual Meeting in accordance with the directions of the stockholder. Any proxy which fails to specify a choice with respect to Proposal 1 will be voted “FOR” the election of each nominee for director listed in Proposal 1, and “FOR” Proposal 2 and Proposal 3.

The holders of record of a majority of the issued and outstanding shares of Common Stock entitled to vote, voting as a single class, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, present in person or represented by proxy, will constitute a quorum for the transaction of business. In the absence of a quorum, the Annual Meeting may be postponed from time to time until stockholders holding the requisite amount are present or represented by proxy.

As of March 27, 2015, we had outstanding and entitled to vote 4,962,011 shares of Class A Common Stock and 843,034 shares of Class B Common Stock.

In the election of directors, the holders of Class A Common Stock, voting as a separate class with each share of Class A Common Stock entitled to one vote per share, elect two of our directors. The holders of the Common Stock, voting as a single class with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, elect the remaining four directors. For Proposal 2, Proposal 3, and any other matters to be voted on at the Annual Meeting, the holders of the Common Stock will vote together as a single class, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes.

If you withhold your vote with respect to the election of the directors or abstain from voting on Proposal 2 or Proposal 3, your shares will be counted for purposes of determining a quorum. The two nominees to be elected by holders of Class A Common Stock and the four nominees to be elected by holders of Class A Common Stock and Class B Common Stock, voting together, who receive the greatest number of votes cast for their election will be elected directors. Votes that are withheld will be excluded entirely from the vote on the election of directors and will therefore have no effect on the outcome. With respect to Proposal 2 and Proposal 3, stockholders may vote in favor of or against the proposal, or abstain from voting. The affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock, voting together, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, is required for the adoption of Proposal 2 and Proposal 3, respectively. Abstentions on Proposals 2 and 3 will be treated as votes cast and therefore have the same effect as a vote against the proposal.

If your shares are held in “street name” (the name of a bank, broker, or other nominee), the nominee may require your instructions in order to vote your shares. If you give your nominee instructions, your shares will be voted as directed. If you do not give your nominee instructions and the proposal is considered “routine,” brokers are generally permitted to vote your shares in their discretion. Proposal 2 will be considered routine. For all other proposals, brokers are not permitted to vote your shares in their discretion. Proposal 1 and Proposal 3 will not be considered routine and, therefore, brokers will not have discretionary authority to vote on them. A “broker non-vote” occurs when a broker holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote those shares. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purposes of determining a quorum, but will not be considered entitled to vote on the proposal in question.

In some instances we may deliver only one copy of this proxy statement and the 2014 Annual Report to multiple stockholders sharing a common address. If requested by phone or in writing, we will promptly provide a separate copy of the proxy statement and the 2014 Annual Report to a stockholder sharing an address with another stockholder. Requests by phone should be directed to our CFO at (313) 886-7070, and requests in writing should be sent to Saga Communications, Inc., Attention: Chief Financial Officer, 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236. Stockholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to us at the address above.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

To our knowledge, the following table sets forth certain information with respect to beneficial ownership of our Class A Common Stock and Class B Common Stock, as of March 27, 2015, for (i) our Chief Executive Officer (“CEO”), CFO and our other three most highly compensated executive officers, (ii) each of our directors and nominees, (iii) all of our current directors, nominees and executive officers as a group, and (iv) each person who we know beneficially owns more than 5% of our Class A Common Stock. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Saga Communications, Inc., 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting or investment power with respect to the securities. Except as indicated by footnote, each person identified in the table possesses sole voting and investment power with respect to all shares of Class A Common Stock and Class B Common Stock shown held by them. The number of shares of Class A Common Stock and Class B Common Stock outstanding used in calculating the percentage for each listed person includes shares of Class A Common Stock and Class B Common Stock underlying options held by such person that are exercisable within sixty calendar days of March 27, 2015, but excludes shares of Class A Common Stock and Class B Common Stock underlying options held by any other person. Percentage of beneficial ownership is based on the total number of shares of Class A Common Stock and Class B Common Stock respectively outstanding as of March 27, 2015.

	Number of Shares				Percent of Class
Name	Class A		Class B		Class A	Class B
Clarke R. Brown, Jr.	3,521	(1)	0		*	n/a
Samuel D. Bush	42,650	(1)(2)(3)	0		*	n/a
Edward K. Christian	2,977	(3)	896,918	(4)(5)	*	100%
Timothy J. Clarke	824	(1)	0		*	n/a
Roy F. Coppedge III	1,515	(1)	0		*	n/a
Steven J. Goldstein	52,470	(1)(2)(3)	0		1.1%	n/a
Warren S. Lada	45,998	(1)(2)(3)	0		*	n/a
Marcia K. Lobaito	23,652	(1)(2)(3)	0		*	n/a
David B. Stephens	3,298	(1)	0		*	n/a
Gary G. Stevens	6,046	(1)	0		*	n/a
All directors, nominees and executive officers as a group (11 persons)	204,034	(6)	896,918	(4)(5)	4.0%	100%
TowerView LLC	1,247,838	(7)	0		25.2%	n/a
T. Rowe Price Associates, Inc.	784,843	(8)	0		15.8%	n/a
Royce & Associates, LLC	649,097	(9)	0		13.1%	n/a
FMR LLC	461,900	(10)	0		9.3%	n/a
Dimensional Fund Advisors LP	418,455	(11)	0		8.4%	n/a
BlackRock, Inc.	249,073	(12)	0		5.0%	n/a

*	Less than 1%
(1)	Includes the following grant of Class A Common Restricted Stock (without any reduction for sales of such restricted stock) which vest in one-third increments on November 6, 2014, 2015, and 2016 unless reporting person is no longer an employee or director, respectively, on the applicable date (if, however, the reporting person is an employee or director, respectively, on the occurrence or deemed occurrence of a change-in-control, all restricted stock shall vest): Mr. Brown, 457 shares; Mr. Bush, 2,838 shares; Mr. Coppedge, 457 shares; Mr. Goldstein, 3,526; Mr. Lada, 3,182 shares; Ms. Lobaito, 1,677 shares; Mr. Stephens, 585 shares; and Mr. Stevens, 921 shares. Also, includes the following grant of Class A Common Restricted Stock which vest in one-third increments on November 6, 2015, 2016, and 2017 unless reporting person is no longer an employee or director, respectively, on the applicable date (if, however, the reporting person is an employee or director, respectively, on the occurrence or deemed occurrence of a change-in-control, all restricted stock shall vest): Mr. Brown, 558 shares; Mr. Bush,

3,464 shares; Mr. Clarke, 558 shares; Mr. Coppedge, 558 shares; Mr. Lada, 3,883 shares; Ms. Lobaito, 2,507 shares; Mr. Stephens, 713 shares; and Mr. Stevens, 1,123 shares.
(2)	Includes the following shares of Class A Common Stock reserved for issuance upon exercise of stock options exercisable within sixty days of March 27, 2015; Mr. Bush, 29,904 shares; Mr. Goldstein, 36,492 shares; Mr. Lada, 29,904 shares; and Ms. Lobaito, 14,550 shares. See “Compensation of Executive Officers — Outstanding Equity Awards at Fiscal Year-End.”
(3)	Includes shares owned indirectly through the Company’s 401(k) Plan as follows: Mr. Bush, 980 shares; Mr. Christian, 2,977 shares; Mr. Goldstein, 316 shares; Mr. Lada, 663 shares; and Ms. Lobaito, 381 shares.
(4)	Includes 53,884 shares of Class B Common Stock reserved for issuance upon exercise of stock options exercisable within sixty days of March 27, 2015.
(5)	Includes the grant of 19,636 shares of Class B Common Restricted Stock (without any reduction for sales of such restricted stock) which vest in one-third increments on November 6, 2014, 2015, and 2016 unless reporting person is no longer an employee on the applicable date (if, however, the reporting person is an employee or director, respectively, on the occurrence or deemed occurrence of a change-in-control, all restricted stock shall vest), and the grant of 30,113 shares Class B Common Restricted Stock which vest in one-third increments on November 6, 2015, 2016, and 2017 unless reporting person is no longer an employee on the applicable date (if, however, the reporting person is an employee or director, respectively, on the occurrence or deemed occurrence of a change-in-control, all restricted stock shall vest).
(6)	Includes an aggregate of 124,121 shares of Class A Common Stock reserved for issuance upon exercise of stock options exercisable within sixty days of March 27, 2015, an aggregate grant of 15,062 shares of Class A Common Restricted Stock (without any reduction for sales of such restricted stock) which vest in one-third increments on November 6, 2014, 2015, and 2016 unless reporting person is no longer an employee or director, respectively, on the applicable date (if, however, the reporting person is an employee or director, respectively, on the occurrence or deemed occurrence of a change-in-control, all restricted stock shall vest), an aggregate grant of 15,096 shares of Class A Common Restricted Stock which vest in one-third increments on November 6, 2015, 2016, and 2017 unless reporting person is no longer an employee or director, respectively, on the applicable date (if, however, the reporting person is an employee or director, respectively, on the occurrence or deemed occurrence of a change-in-control, all restricted stock shall vest), and an aggregate of 5,698 shares owned indirectly through the Company’s 401(k) Plan. Includes 701 shares of Class A Common Stock with shared voting or dispositive power.
(7)	According to its Schedule 13D/A filed with the SEC on August 15, 2014, TowerView LLC, a Delaware limited liability company controlled by Daniel R. Tisch, has sole voting and dispositive power with respect to 1,247,838 shares, and no shared voting or dispositive power. The principal address of TowerView LLC is 500 Park Avenue, New York, New York 10022.
(8)	According to their most recent joint Schedule 13G/A filed with the SEC on February 10, 2015, T. Rowe Price Associates, Inc. (an investment adviser) and T. Rowe Price Small-Cap Value Fund, Inc. (an investment company) have sole voting power with respect to 268,877 and 515,966 shares, respectively, have sole dispositive power with respect to 784,843 and 0 shares, respectively, and have no shared voting or dispositive power. Their principal address is 100 E. Pratt Street, Baltimore, Maryland 21202.
(9)	According to its most recent Schedule 13G/A filed with the SEC on January 21, 2015, Royce & Associates, LLC is an investment adviser, and has sole voting and dispositive power with respect to 649,097 shares, and no shared voting or dispositive power. The principal address of Royce & Associates, LLC is 745 Fifth Avenue, New York, New York 10151.
(10)	According to its most recent joint Schedule 13G/A filed with the SEC on February 13, 2015, FMR Co., Inc is the beneficial owner of 461,900 shares, and has sole voting power with respect to 17,800 shares, sole dispositive power with respect to 461,900 shares, and no shared voting or dispositive power. The shares reflect securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies. Members of the family of Edward C. Johnson 3d are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, and as such, may be deemed to form a controlling group with respect to FMR LLC. The principal address of FMR Co., Inc is 245 Summer Street, Boston, Massachusetts 02210.

(11)	According to its most recent Schedule 13G/A filed with the SEC on February 5, 2015, Dimensional Fund Advisors LP (“Dimensional Fund”) is an investment adviser to four investment companies and an investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (the “Funds”), and in certain cases, its subsidiaries may act as an adviser or sub-adviser to certain of the Funds. Dimensional Fund and its subsidiaries may be deemed to be the beneficial owner of shares owned by the Funds. Dimensional Fund disclaims beneficial ownership of such shares. The principal address of Dimensional Fund is Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(12)	According to its most recent Schedule 13G/A filed with the SEC on February 10, 2015, BlackRock, Inc., as a parent holding company, has sole voting power with respect to 245,275 and sole dispositive power with respect to 249,073 shares held by various of its subsidiaries. The principal address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022.

PROPOSAL 1 — ELECTION OF DIRECTORS

The persons named below have been nominated for election as directors at the Annual Meeting. The directors who are elected shall hold office until the 2016 Annual Meeting of Stockholders and the election and qualification of their successors. It is intended that the two persons named in the first part of the following list will be elected by the holders of Class A Common Stock voting as a separate class with each share of Class A Common Stock entitled to one vote per share, and that the four persons named in the second part of the list will be elected by the holders of the Class A Common Stock and Class B Common Stock, voting together as a single class, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes. In accordance with Delaware General Corporation Law, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting. This means the director nominees receiving the highest number of “FOR” votes will be elected as directors.

The following nominees are members of the present Board: Clarke R. Brown, Jr.; Timothy J. Clarke; Edward K. Christian; Roy F. Coppedge III; David B. Stephens; and Gary G. Stevens. Each of the nominees for director has consented to being named a nominee in this proxy statement and has agreed to serve as a director, if elected at the Annual Meeting. If, due to circumstances not now foreseen, any of the nominees named below will not be available for election, the proxies will be voted for such other person or persons as the Board may select.

The following table provides information as of the date of this proxy statement about each nominee. The information presented includes information that each director has given us about his age, all positions he holds, and his principal occupation and business experience for the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes, and skills that led our Board to the conclusion that he should serve as a director, we also believe that all of our director nominees, as required by our Corporate Governance Guidelines, possess the highest personal and professional ethics, integrity and values and are committed to representing the long-term interests of the stockholders as a whole. Further, each nominee has demonstrated business acumen as well as a commitment of service to our Board.

The Board recommends a vote “FOR” each of the following nominees:

Name and Age	Principal Occupation During the Past Five Years	Director Since
Directors to be elected by holders of Class A Common Stock:
Roy F. Coppedge III, 67	Senior Advisor, BV Investment Partners (formerly Boston Ventures Management) from 2012 to present. From 1983 to 2012, Mr. Coppedge was Managing Director of BV Investment Partners.	June 2013
We believe that Mr. Coppedge’s qualifications to sit on our Board include his more than twenty-five years in the private equity investment industry, primarily at a firm that has made investments in seventy-eight private companies that have operated in the specific industries: media, communications, broadcasting, entertainment, and information and business services.

Name and Age	Principal Occupation During the Past Five Years	Director Since
David B. Stephens, 69	Consultant from November 2010 to present; Senior Strategy Consultant of Northern Trust Bank from November 2009 to November 2010; business consultant primarily to non-profit corporations (June 2008 – November 2009); President and CEO of St. John Hospital and Medical Center (June 2007 – June 2008); Interim President and CEO of St. John Hospital and Medical Center (October 2006 – June 2007); former Chairman of Board of Trustees of St. John Hospital and Medical Center (June 2006 – June 2008); business consultant (March 2004 – October 2006); Executive Vice President of Comerica Inc. and Comerica Bank in charge of private banking division (1994 – 2004).	May 2009
We believe that Mr. Stephens’ qualifications to sit on our Board include his lengthy business experience, including ten years as executive officer of a major regional bank, responsible for strategy decisions and complete management of core business units, and his more recent experience as executive officer of one of the largest healthcare organizations in Michigan with similar responsibilities.
Directors to be elected by holders of Class A and Class B Common Stock, voting together:
Edward K. Christian, 70	President, CEO and Chairman of Saga Communications, Inc. and its predecessor since 1986.	March 1992
We believe that Mr. Christian’s qualifications to sit on our Board include his more than forty years of professional service in the broadcast industry, including his more than twenty-five years as our founder and our Chairman, CEO, and President.
Timothy J. Clarke, 70	President and Owner, Clarke Company from 1987 to present.	December 2013
We believe that Mr. Clarke’s qualifications to sit on our Board include his more than twenty-five years in the advertising and public relations industry, including seventeen as president of a formerly full service advertising and public relations agency servicing markets that included radio and television.
Clarke R. Brown, Jr., 74	Retired; President of Jefferson-Pilot Communications Company from 1991 to June 2005.	July 2004
We believe that Mr. Brown’s qualifications to sit on our Board include his thirty-eight years in the broadcast industry, including fourteen years as President of the radio division of a then-public company.
Gary G. Stevens, 75	Managing Director, Gary Stevens & Co. (a media broker) since 1988. From 1977 to 1985, Mr. Stevens was Chief Executive Officer of the broadcast division of Doubleday & Co. From 1986 to 1988, Mr. Stevens was a Managing Director of the then Wall Street investment firm of Wertheim, Schroder & Co.	July 1995
We believe that Mr. Stevens’ qualifications to sit on our Board include his more than fifty years in the broadcast industry, including eight as chief executive officer of a major broadcast group. In addition, his experience as a managing director of an investment firm and his knowledge of capital and finance are of significant value to the Company.

CORPORATE GOVERNANCE

We are committed to having sound corporate governance principles. Having such principles is essential to maintaining our integrity in the marketplace and ensuring that we are managed for the long-term benefit of our stockholders. Our business affairs are conducted under the direction of our Board. Our Board strives to ensure the success and continuity of our business through the selection of a qualified management team. It is also responsible for ensuring that our activities are conducted in a responsible and ethical manner.

Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and charters for both the Finance and Audit Committee and the Compensation Committee are posted on the “Investor Relations — Corporate Governance” page of our website at www.sagacommunications.com, and will be provided free of charge to any stockholder upon written request to our corporate Secretary at our corporate headquarters.

We are a “controlled company” under the NYSE MKT corporate governance listing standards because more than 50% of the combined voting power of our Common Stock (Class A and Class B shares) is held by Mr. Christian, our President, CEO, and Chairman. Mr. Christian owns approximately 63% of the combined voting power of our Class A and Class B Common Stock (64.4% including Class B Common Stock reserved for issuance upon exercise of stock options) with respect to those matters on which Class B Common Stock is entitled to ten votes per share. As such, we are not required: (i) to have a majority of our directors be “independent,” (ii) to have the compensation of our CEO determined or recommended to a board of directors by a compensation committee comprised of independent directors or by a majority of the independent directors on such board of directors, or (iii) to have director nominations either selected, or recommended for the board of directors’ selection, by either a nominating committee comprised solely of independent directors or by a majority of the independent directors. Although not required, we have, as disclosed below, adhered to (i) and (ii) above.

Board of Directors

Director Independence

Our Board has determined that Mr. Brown, Mr. Clarke, Mr. Coppedge, Mr. Stephens, and Mr. Stevens are “independent” directors within the meaning of the rules of the NYSE MKT and based on the Board’s application of the standards of independence set forth in our Corporate Governance Guidelines. Prior to the election of directors, and following the election of directors at the Annual Meeting, independent directors constituted, and will constitute, respectively, a majority of the Board.

Board Meetings; Lead Director

Our Board held a total of eight meetings during 2014. Each incumbent director attended at least 75% of the total number of meetings of the Board and any committees of the Board on which he served during 2014. Although not required, three of our directors attended the 2014 Annual Meeting of Stockholders. The Board has designated the longest serving independent member of the Board, Mr. Stevens, as the Lead Director to preside at regularly scheduled non-management executive sessions of the Board.

Communications with the Board

Stockholders and interested parties may communicate with the Board or any individual director by sending a letter to Saga Communications, Inc., 73 Kercheval Ave., Grosse Pointe Farms, Michigan 48236, Attention: Lead Director (or any individual director or directors). The CFO or the corporate Secretary will receive the correspondence and forward it to the Lead Director or to the individual director or directors to whom the communication is directed. The CFO and the corporate Secretary are authorized to review, sort and summarize all communications received prior to their presentation to the Lead Director or to the individual director or directors to whom the communication is addressed. If such communications are not a proper matter for Board attention, such individuals are authorized to redirect such communication to the appropriate department. For example, stockholder requests for materials or information will be redirected to investor relations personnel.

Corporate Governance Guidelines

Our Corporate Governance Guidelines, along with certain charters of the Board’s committees, provide the framework under which we are governed. The Corporate Governance Guidelines address the functions and responsibilities of our Board and provide a consistent set of principles for the Board members and management to follow while performing their duties. The Corporate Governance Guidelines are consistent with the corporate governance requirements of the Sarbanes-Oxley Act of 2002 and the corporate governance listing requirements of the NYSE MKT. Our Corporate Governance Guidelines address, among other things:

•	director qualification and independence standards;
•	the duties and responsibilities of the Board and management;
•	regular meetings of the independent directors;
•	how persons are nominated by the Board for election as directors;
•	limitations on Board service;
•	the principles for determining director compensation;
•	the organization and basic function of Board committees;
•	the annual compensation review of the CEO and other executive officers;
•	the Board’s responsibility for maintaining a management succession plan;
•	director access to senior management and the ability of the Board and its committees to engage independent advisors; and
•	the annual evaluation of the performance of the Board and its committees.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics applies to all of our directors, officers, and employees, including the CEO, CFO, and Corporate Controller. The Code of Business Conduct and Ethics addresses those areas in which we must act in accordance with law or regulation, and also establishes the responsibilities, policies, and guiding principles that will assist us in our commitment to adhere to the highest ethical standards and to conduct our business with the highest level of integrity. Any amendments to the Code of Business Conduct and Ethics applying to, as well as any waivers granted to, the CEO, CFO, Corporate Controller or person performing similar functions relating to the code of ethics definition enumerated in Item 406(b) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be disclosed on our website.

Board Committees and Their Functions

Our Board has a Finance and Audit Committee and a Compensation Committee. The charters of the Finance and Audit Committee and the Compensation Committee are available on our website.

Finance and Audit Committee

The members of the Finance and Audit Committee currently consist of Messrs. Coppedge, Stephens, and Clarke. Mr. Stephens is the Chairman of the Finance and Audit Committee. The Board designated Mr. Stephens as an “audit committee financial expert” as that term is defined in the SEC rules. The Board has determined that all members of the Finance and Audit Committee are independent as required by the rules of the SEC and the listing standards of the NYSE MKT. The Finance and Audit Committee is responsible for retaining and overseeing our independent registered public accounting firm and approving the services performed by it; for overseeing our financial reporting process, accounting principles, the integrity of our financial statements, and our system of internal accounting controls; and for overseeing our internal audit function. The Finance and Audit Committee is also responsible for overseeing our legal and regulatory compliance and ethics programs. The Finance and Audit Committee operates under a written charter. The Finance and Audit Committee held five meetings in 2014. See “Finance and Audit Committee Report” below.

Compensation Committee

The Compensation Committee consists of Messrs. Brown and Stevens, each of whom is independent under the listing standards of the NYSE MKT. Mr. Stevens is the Chairman of the Compensation Committee. The Compensation Committee is responsible for making a recommendation of the compensation of the CEO without management present, and such recommendation will then be presented to the Board for final determination. With respect to the compensation of the other executive officers, the CEO provides input and makes recommendations to the Compensation Committee, the Compensation Committee then makes a recommendation to the Board, and the Board decides the compensation to be paid to such executive officers. The Compensation Committee also reviews director compensation and makes recommendations to the Board for the Board’s approval with respect to such review.

The Compensation Committee is also responsible for administering our stock plans, our Second Amended and Restated 2005 Incentive Compensation Plan (“2005 Incentive Compensation Plan”), and the Chief Executive Officer Annual Incentive Plan, as amended (“CEO Plan”), except to the extent that such responsibilities have been retained by the Board. The Compensation Committee has delegated to management certain day-to-day operational activities related to the stock and incentive compensation plans. The Compensation Committee operates pursuant to a written charter. The Compensation Committee held four meetings in 2014. See “Compensation Committee Report” below.

Under its charter, the Compensation Committee has the authority to retain and terminate any independent legal, financial, or other advisers it considers necessary to carry out its responsibilities without conferring with or obtaining the approval of management or the Board. This authority includes the authority to retain and terminate any compensation consultant used to assist in evaluation of director, CEO, or executive officer compensation. Under the charter, the Company is required to provide the Compensation Committee with sufficient funding to exercise its authority.

Director Nomination Process

The Board does not have a nominating committee. Rather, due to the size of the Board and the Board’s desire to be involved in the nomination process, the Board as a whole identifies and evaluates each candidate for director, and will recommend a slate of director nominees to the stockholders for election at each annual meeting of stockholders. Stockholders may recommend nominees for election as directors by writing to the corporate Secretary.

Criteria and Diversity

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended nominees, the Board considers the following qualifications: relevant management and/or industry experience; high personal and professional ethics, integrity and values; a commitment to representing the long-term interests of our stockholders as a whole rather than special interest groups or constituencies; independence pursuant to the NYSE MKT guidelines; and an ability and willingness to devote sufficient time to carrying out his or her duties. The Company’s Corporate Governance Guidelines also provide that the Company endeavors to have a Board representing a diverse experience in areas that are relevant to the Company’s activities. All of our directors have relevant management and/or industry experience which they use to provide valuable advice and direction in connection with their oversight of the Company. Every director has been an executive officer responsible for leading and managing his company’s operations. With respect to the nomination of continuing directors for re-election, each individual’s contributions to the Board are also considered. The Company believes that the backgrounds and qualifications of the directors provide a significant composite mix of experience, knowledge and abilities that permit the Board to fulfill its oversight responsibilities. Nominees are not selected or discriminated against on the basis of gender, national origin, disability, race, religion, sexual orientation, or any other basis proscribed by law.

Identifying Director Nominees; Consideration of Nominees of the Stockholders

The Board may employ a variety of methods for identifying and evaluating director nominees. The Board regularly assesses the size of the Board, the need for particular expertise on the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Board considers various potential candidates for director which may come to the Board’s attention through current Board members, professional search firms, stockholders, or other persons. These candidates are evaluated at regular or special meetings of the Board, and may be considered at any point during the year.

The Board will consider candidates recommended by stockholders, when the nominations are properly submitted. The deadlines and procedures for stockholder submissions of director nominees are described below under “Stockholder Proposals and Director Nominations for Annual Meetings.” Following verification of the stockholder status of persons recommending candidates, the Board makes an initial analysis of the qualifications of any candidate recommended by stockholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Board before deciding to undertake a complete evaluation of the candidate. If any materials are provided by a stockholder or professional search firm in connection with the nomination of a director candidate, such materials are forwarded to the Board as part of its review. Other than the verification of compliance with procedures and stockholder status, and the initial analysis performed by the Board, a potential candidate nominated by a stockholder is treated like any other potential candidate during the review process by the Board.

Board Leadership Structure

The Board believes that the Company’s CEO is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Chairman/CEO is totally immersed in the Company’s day-to-day operations and is in the best position to bring his ideas to the independent directors. The independent directors can then use their collective experience, oversight, and expertise to bear in determining the strategies and priorities the Company should follow. The Board believes that the combined role of Chairman and CEO promotes the best interests of the Company and makes the best use of the expertise of the Chairman/CEO and his unique insights into the challenges facing the Company, the opportunities available to the Company, and the operations of the Company. Together, the Chairman/CEO and independent directors develop the strategic direction of the Company. Once developed, management is accountable for the execution of the strategy. The Board believes that this is the appropriate balance of having a fully informed Chairman and independent oversight. In connection with this, the Company’s Corporate Governance Guidelines provide that the independent directors shall meet at least annually in executive session without management or non-independent directors present and that the longest serving independent member of the Board is designated as the “Lead Director” and will preside at such meetings. The Corporate Governance Guidelines also provide that if an actual or potential conflict of interest arises for a director, the director shall promptly inform the CEO and the Lead Director. Further, the Corporate Governance Guidelines provide, as set forth in further detail above, that stockholders wishing to contact the Board may address their correspondence to the Lead Director (or any individual director).

The Board’s Role in Risk Oversight

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, and strategic (with respect to the Company as a whole and with respect to each station and the markets in which each station is located). The Board receives these reports from the appropriate officer within the organization to enable it, pursuant to the Corporate Governance Guidelines, to assess the major risks facing the Company and review options for their mitigation. The Finance and Audit Committee, pursuant to the Finance and Audit Committee’s charter, is required to discuss policies with respect to risk assessment and risk management as relates to the Company’s financial statements and financial reporting process. During the meeting of the Board, the Chairman or any other member of the Finance and Audit Committee reports on any applicable discussion relating to risk to the Board.

FINANCE AND AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Our management is responsible for the preparation, presentation, and integrity of our financial statements, the accounting and financial reporting principles, and the internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for an integrated audit of our financial statements and internal control over financial reporting. The integrated audit is designed to express an opinion on our consolidated financial statements and an opinion on the effectiveness of the Company’s internal control over financial reporting. The Finance and Audit Committee’s responsibility is generally to monitor and oversee these processes.

In performing its oversight function, the Finance and Audit Committee:

•	Met to review and discuss our audited financial statements for the year ended December 31, 2014 with our management and our independent auditors;
•	Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and
•	Received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Finance and Audit Committee concerning independence, and discussed the independent auditors’ independence with them.

While the Finance and Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Finance and Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. This is the responsibility of management. The independent registered public accounting firm is responsible for planning and conducting its audits.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Finance and Audit Committee referred to above and in its charter, the Finance and Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

Finance and Audit Committee
David B. Stephens (Chair), Roy F. Coppedge III, and Timothy J. Clarke

PROPOSAL 2 — TO RATIFY APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Finance and Audit Committee has appointed Ernst & Young LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2015. In December 2011, the Finance and Audit Committee entered into an engagement agreement with Ernst & Young LLP to audit the Company’s financial statements and internal controls over financial reporting for the years ending December 31, 2012, 2013, 2014, 2015, and 2016. Pursuant to the Finance and Audit Committee’s charter, each year the Finance and Audit Committee appoints the Company’s independent auditor, after considering, among other things, the independent auditor’s independence, its services, and its fees for audit and non-audit services. As noted, after considering these matters, the Finance and Audit Committee appointed Ernst & Young LLP to be our independent registered public accounting firm for the fiscal year ended December 31, 2015.

The Board is asking the stockholders to ratify the appointment of Ernst & Young LLP. The holders of the Common Stock will vote together as a single class, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes. In accordance with Delaware General Corporation Law the appointment will be ratified by a majority vote of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting. Although stockholder ratification of the appointment is not required, if the stockholders do not ratify the appointment, the Finance and Audit Committee will consider such vote in its decision to appoint the independent registered public accounting firm for 2016.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will respond to appropriate questions of stockholders.

Fees Paid to Ernst & Young LLP

The following table presents the fees paid by us for professional services rendered by Ernst & Young LLP for the fiscal years ended December 31, 2014 and 2013.

Fee Category	2014 Fees	2013 Fees
Audit fees	$315,000	$285,000
Audit-related fees	$15,000	$15,000
Tax fees	$6,500	$6,500
All other fees	$3,600	$2,000
Total fees	$340,100	$308,500

Audit Fees

Audit fees were for professional services rendered and expenses related to the audit of our consolidated financial statements, audit of internal controls, and reviews of the interim consolidated financial statements included in quarterly reports.

Audit-Related Fees

Audit-related fees were for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “audit fees.” These services include employee benefit plan audits, accounting consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards.

Tax Fees

Tax fees were professional services for federal tax compliance for the Company’s benefit plans.

All Other Fees

All other fees were support fees for on-line research and information tools.

Policy for Pre-Approval of Audit and Non-Audit Services

The Finance and Audit Committee’s policy is to pre-approve all audit services and all non-audit services that our independent auditors are permitted to perform for us under applicable federal securities regulations. As permitted by the applicable regulations, the Finance and Audit Committee’s policy utilizes a combination of specific pre-approval on a case-by-case basis of individual engagements of the independent auditor and pre-approval of certain categories of engagements up to predetermined dollar thresholds that are reviewed by the Finance and Audit Committee. Specific pre-approval is mandatory for the annual financial statement audit engagement, among others. The Finance and Audit Committee has delegated to the Chair of the Finance and Audit Committee the authority to approve permitted services provided that the Chair reports any decisions to the Finance and Audit Committee at its next scheduled meeting.

The pre-approval policy was implemented effective as of May 6, 2003, as required by the applicable regulations. All engagements of the independent auditor to perform any audit services and non-audit services since that date have been pre-approved by the Finance and Audit Committee in accordance with the pre-approval policy. The policy has not been waived in any instance.

The Board recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

PROPOSAL 3 — TO RE-APPROVE THE MATERIAL TERMS OF THE
CHIEF EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN

The Board is asking stockholders to re-approve the material terms of the CEO Plan. Stockholders approved the CEO Plan at the Annual Meeting of Stockholders in May 2000, May 2005, and May 2010. Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the Company’s deduction for federal income tax purposes for certain compensation in excess of $1 million paid to “covered employees” (generally, the top five named executive officers in the summary compensation table) of a publicly held corporation. The deduction limit does not apply to “qualified performance-based compensation” meeting the requirements of Section 162(m). Among other things, in order for the compensation to be considered “qualified performance-based,” the Section 162(m) regulations generally require that stockholders re-approve the material terms every five years. Because approximately five years have passed since approval of the material terms of the CEO Plan, the Board is submitting this proposal to stockholders for re-approval of the material terms. Re-approval of the material terms of the CEO Plan is needed under Section 162(m) if we are to preserve our ability to take a federal tax deduction for certain compensation awards. There have been no material changes to the terms of the CEO Plan since it was last amended in January 2005.

The affirmative vote of a majority of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting is required to re-approve the material terms of the CEO Plan. If approved, and unless the material terms are subsequently changed, the material terms will meet the stockholder approval requirements of Section 162(m) until 2020. If stockholders fail to approve the proposal, we will still be able to make bonus awards under the CEO Plan, but such awards will be subject to the deduction limit under Section 162(m).

Stockholders are not being asked to approve any amendments to the CEO Plan or to approve the CEO Plan itself under this proposal, but are only being asked to re-approve the material terms of the CEO Plan for compliance with Section 162(m).

A summary of the material terms of the CEO Plan, including the performance goals, is set forth below. This summary is qualified in its entirety by reference to Appendix A to this proxy statement, which contains the CEO Plan in its entirety.

Purpose

The CEO Plan is intended to and was designed to promote the interests of the Company and its stockholders by establishing and providing performance-based incentives in connection with the payment of bonuses to the CEO, while permitting such compensation to be deductible by the Company for federal income tax purposes. The CEO Plan was originally effective as of January 1, 2000, and amended effective as of January 1, 2005.

Description of the Plan

Participation.  Only our CEO is eligible to participate in the CEO Plan.

Administration.  The CEO Plan is administered by the Compensation Committee of the Board. The Compensation Committee has the authority to interpret the CEO Plan, to establish or revise CEO Plan rules and regulations, and to make any determinations necessary to administer the CEO Plan.

Bonus Awards.  Within ninety days after the beginning of each fiscal year, the Compensation Committee establishes a target bonus opportunity for the CEO. The amount of the target bonus actually paid is based on the extent to which pre-established corporate and financial performance goals are met. The performance goals may include any or all of the following, which may be specified on a consolidated, same station, pro forma, per share, and/or segment basis: (i) earnings (as measured by net income, operating income, operating income before interest, EBIT, EBITA, EBITDA, pretax income, or cash earnings, or earnings as adjusted by excluding one or more components of earnings); (ii) revenue (as measured by operating revenue or net operating revenue); (iii) cash flow; (iv) free cash flow; (v) broadcast cash flow (“BCF”), margins and/or margin growth; (vi) earnings and/or revenue growth; (vii) working capital; (viii) market capitalization; (ix) market revenue performance; (x) achievement and/or maintenance of target stock prices; (xi) stock price growth; (xii) return on equity; (xiii) return on investment; (xiv) return on assets/net assets; and (xv) station market ratings. The goals and the relative weight given to each for any particular year are approved by the Compensation Committee.

The bonus payments under the CEO Plan are calculated at the end of the fiscal year based on the achievement of the annual performance goals. The amount earned is paid in cash after the financial results are available for our fiscal year to which the bonus pertains. In the discretion of the Compensation Committee, the CEO may elect to defer payment of all or any part of any bonus by complying with such procedures as the Compensation Committee may prescribe. The Compensation Committee must certify in writing that the performance criteria have been met prior to any payments under the CEO Plan. If the performance criteria are not met, the Compensation Committee may award a portion of the potential bonus amount in its discretion; however, such award is not deemed to be “qualified performance-based compensation” and therefore will be subject to the deduction limit under Section 162(m). The CEO will not be entitled to any bonus award under the CEO Plan if minimum corporate objectives are not achieved.

The amount to be paid to the CEO will depend on the factors set forth above. However, the maximum bonus that he may receive under the CEO Plan in any one fiscal year is 500% of his base salary. Generally, the CEO must be actively employed by the Company or a subsidiary and on the payroll on the date the award is paid to receive the award. Certain pro rata awards may be made if termination of employment results from retirement, permanent disability or death.

Amendment and Termination.  The Company may terminate, suspend or amend the CEO Plan, in whole or in part, at any time so long as with respect to any amendment, as determined necessary by the Compensation Committee, stockholder approval required by Section 162(m) has been obtained. No amendment, termination or modification may adversely affect outstanding awards under the CEO Plan without the CEO’s consent.

Federal Income Tax Consequences.  Under current federal income tax law, the CEO will realize ordinary compensation income equal to the amount of the bonus received in the year received. The Company will receive a corresponding deduction for the amount the CEO recognizes as ordinary income, provided that the amount of such deduction is not limited under the provisions of Section 162(m). It is our intention that the CEO Plan be administered in a manner which maximizes the deductibility of compensation for the Company under Section 162(m) to the extent practicable and consistent with the Company’s business considerations.

Plan Benefits.  In March 2015, the Compensation Committee established the performance goals and the potential bonus amounts for 2015 under the CEO Plan. If the performance goals are achieved in full, Mr. Christian is eligible to receive a bonus of up to $800,000. The actual amounts, if any, that will be received by Mr. Christian under the CEO Plan for 2015 are contingent upon achieving the specified performance goals and, therefore, are not determinable at this time. For 2014, Mr. Christian was awarded a cash bonus of $450,000 under the CEO Plan, based on the Company achieving certain performance goals for 2014. See “Compensation Discussion and Analysis — Bonuses.”

The Board recommends a vote “FOR” the re-approval of the material terms of the Chief Executive Officer Annual Incentive Plan.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis outlines our compensation objective and policies for our executive officers. It explains how we make executive compensation decisions, the data we use, and the reasoning behind the decisions that we make.

Following the Compensation Discussion and Analysis are tables and other information that explain the compensation for our executive officers, including discussion of the potential compensation of our executive officers following termination of employment under different situations.

These tables and narratives assist us in communicating our compensation plans to our stockholders.

Administration and Oversight

The Compensation Committee (under this heading, the “Committee”) is comprised solely of independent directors. The responsibilities of the Committee include our management compensation programs and the compensation of our executive officers. In 2014, the Committee was responsible for recommending to the Board the compensation of the CEO without management present. With respect to the compensation of the other executive officers, the CEO provided input and made recommendations to the Committee, and the Committee then made a recommendation to the Board. The Board decides the compensation of all of the Company’s executive officers; however, bonuses and performance criteria with respect to the CEO under the CEO Plan are determined by the Committee. The Committee is also responsible for administering the 2005 Incentive Compensation Plan and the CEO Plan.

Executive Compensation Objectives and Policies

The Committee believes that in order to maximize stockholder value, we must have a compensation program designed to attract and retain superior management at all levels in the organization. The objective of the management program is to both reward short-term performance and motivate long-term performance so that management’s incentives are aligned with the interests of the stockholders. The Committee believes that management at all levels should have a meaningful equity participation in the ownership of our Company, although no specific target level of equity holdings has been established for management by the Committee. While the Committee has awarded both restricted stock and options in the past, since the downturn in the economy in 2009, the Committee determined not to award any restricted stock or options in 2009, 2010, 2011, and 2012. In March 2013, we engaged Towers Watson Pennsylvania Inc., a subsidiary of Towers Watson & Co., a professional services company (“Towers Watson”) to advise us with respect to possible grants of stock options and/or restricted stock under our 2005 Incentive Compensation Plan. In November 2013, we awarded our named executive officers 30,859 shares of restricted stock (which amount includes 11,223 shares of Class A Common Restricted Stock and 19,636 shares of Class B Common Restricted Stock). In December 2014, we awarded our named executive officers 39,967 shares of restricted stock (which amount includes 9,854 shares of Class A Common Restricted Stock and 30,113 shares of Class B Common Restricted Stock).

We attempt to achieve our objectives through compensation plans that tie a portion of our executives’ overall compensation to our financial performance and that are competitive with the marketplace. To that end, the Committee reviews the proxy statements of other public companies in the same industry to see if the compensation of its executive officers is generally in line, and with respect to the executive officers other than the CEO, the Committee also gives weight to the recommendations of the CEO. However, the Committee does not benchmark compensation of our executive officers to the compensation paid to executive officers of other public companies in the same industry. Other public companies that the Committee has looked at in past years for comparison include: Nielsen Inc.; Beasley Broadcast Group, Inc.; CBS Corporation; CC Media Holdings, Inc.; Cumulus Media Inc.; Dial Global Inc.; Emmis Communications Corporation; Entercom Communications Corp.; Entravision Communication Corporation; Fisher Communications, Inc.; Journal Communications, Inc.; Radio One, Inc.; Salem Communications Corporation; Sirius XM Radio Inc.; and Spanish Broadcasting System, Inc.

The Committee’s current policy is that the various elements of the compensation package are not interrelated in that gains or losses from past equity incentives are not factored into the determination of other compensation. For instance, if options that are granted in a previous year become underwater the next year, the Committee does not take that into consideration in determining the amount of the bonus, options or restricted stock to be granted the next year. Similarly, if the options or restricted shares granted in a previous year become extremely valuable, the Committee does not take that into consideration in determining the bonus, options or restricted stock to be awarded for the next year. In addition, the amount of a cash bonus does not affect the number of options or restricted stock that is granted during a particular year.

We have certain rights with regard to the adjustment or recovery of certain incentive-based compensation awards or payments granted or made after September 6, 2013 if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment.

Consideration of 2014’s “Say On Pay” Vote

Following our Annual Meeting of Stockholders in May 2014, the Committee reviewed the results of the stockholder advisory vote on executive compensation that was held at the meeting with respect to the 2013 compensation of the named executive officers (“2014 Say On Pay”). More than 99% of the votes cast (excluding broker non-votes) were voted in support of the compensation of our named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narratives in the 2014 proxy statement. After considering the results of the 2014 Say On Pay vote, which indicate that our stockholders overwhelmingly approve of our methodology for establishing compensation, as well as the other factors considered in determining executive compensation as described in this Compensation Discussion and Analysis, the Committee was encouraged to continue its practices in determining executive compensation.

Compensation Components

The key components of our executive compensation program generally consist of a base salary and a cash bonus and participation in our performance-based 2005 Incentive Compensation Plan (pursuant to which stock options, restricted stock, and restricted stock units may be awarded). In addition, the Company also has a 401(k) Plan and a deferred compensation plan. Our executives can invest in our Class A Common Stock through our 401(k) Plan and in our Common Stock, as applicable, through the award of grants of stock options and/or restricted stock under the 2005 Incentive Compensation Plan. As noted above, however, in 2009, 2010, 2011, and 2012, there were no awards of stock options and/or restricted stock, while in 2013 and 2014, certain awards of restricted stock were made. Our executive officers also receive certain health benefits and perquisites. In addition, pursuant to our employment agreement with Mr. Christian, our CEO, we provide for severance following a sale or change-in-control. Our other executive officers also receive severance in connection with a change-in-control.

Base Salary

We entered into an employment agreement with our CEO on June 1, 2011 (the “2011 employment agreement”). The terms and conditions of the 2011 employment agreement are disclosed below under “Compensation of Executive Officers — Employment Agreement and Potential Payments Upon Termination or Change-in-Control.” The Committee entered into the 2011 employment agreement in order to provide stability to the Company, assurance to the marketplace, and certainty to Mr. Christian as to the future management of the Company during the next important period of Company operations. Under the 2011 employment agreement, the Committee increased the CEO’s base salary to $860,000 per year from $750,000 per year. From this amount Mr. Christian agreed to a reduction in conformance with the reduction to salary taken by all of our employees, which reduction was reinstated for all employees, and Mr. Christian, in 2011 and 2012, as discussed in the next paragraph below. Under the 2011 employment agreement, beginning on June 1, 2012, on each anniversary of the 2011 employment agreement, the Committee is to determine, in its discretion, the amount of any increase to the CEO’s then existing annual salary provided that such increase shall not be less than the greater of 3% or the cost of living increase based on the consumer price index. Accordingly, based on the consumer price index, the Committee increased the CEO’s 2012 base salary by 3.1% to $886,660 effective

June 1, 2012, and then increased the CEO’s 2013 base salary by 3% to $913,260 effective June 1, 2013. Pursuant to the 2011 employment agreement, and based on the consumer price index, the Committee then increased the CEO’s 2014 base salary by 3% to $940,658 effective June 1, 2014.

In 2014, the CEO provided input and made recommendations to the Committee as to the base salaries of the other executive officers. The CEO recommended that base salaries in 2014 remain flat to those paid in 2013, and the Committee agreed. The Committee then made its recommendation to the Board, which agreed with the recommendation. As noted above, effective March 1, 2009, the Company, as a cost-cutting measure, implemented a 5% reduction in base salaries, including the base salaries of the executive officers. During 2011, the Company restored 3.75% of the 5% reduction. Effective April 1, 2012, the Company restored the remaining 1.25%. See “Compensation of Executive Officers — 2014 CEO and Executive Officer Compensation” below.

Bonuses

The Company entered into the CEO Plan effective as of January 1, 2000, which was approved by stockholders at the 2000 Annual Meeting of Stockholders and re-approved by stockholders at the 2005 and 2010 Annual Meetings of Stockholders. The CEO Plan is being proposed for re-approval at this Annual Meeting. See “Proposal 3.” The CEO’s 2011 employment agreement provides that the CEO shall have the opportunity to earn an annual performance bonus pursuant to the terms of the CEO Plan and is also eligible for a bonus determined in the discretion of the Committee. Among other reasons, the use of performance driven requirements is designed to permit the bonus payments to be fully deductible and exempt from Section 162(m), which generally disallows a tax deduction to public corporations for compensation over $1 million paid for any calendar year to the top five named executive officers in the 2014 Summary Compensation Table. See “Proposal 3.” Under the CEO Plan, within ninety days after the beginning of each fiscal year, the Committee establishes the bonus opportunity for the CEO. The bonus opportunity is based on the achievement of one or more performance objectives in alignment with our business strategies, and, if realized, provides for a total compensation generally in line with the total compensation paid to other CEOs in our peer group.

In March 2014, the Committee approved a BCF goal with four different BCF targets of $42 million, $43 million, $44 million, and $45 million, allowing for a possible award of $450,000, $550,000, $650,000, and $750,000, respectively, payable in cash and/or restricted stock if such targets were achieved. See “Grants of Plan-Based Awards.” The Committee determined that the CEO achieved the $42 million target under the BCF performance goal and awarded the CEO an aggregate cash bonus of $450,000. The BCF target levels are selected to reward improvements in BCF. It is believed that the initial target level will be achievable based on past performance, while the other targets will be more difficult to achieve.

The CEO provides input and makes recommendations to the Committee as to the bonuses to be paid to the other executive officers. Based on his subjective review of the 2014 performance of the executive officers, he recommended that 2014 bonuses remain flat to those paid in 2012 and 2013, except for Mr. Bush, whose 2014 and 2013 bonuses were $5,000 more than the bonus he received in 2012, and Mr. Goldstein, who was not awarded a 2014 bonus, and the Committee agreed. The Committee then made such recommendation to the Board for the Board’s final approval, and the Board agreed. See “Compensation of Executive Officers — 2014 CEO and Executive Officer Compensation” below.

Long Term Incentives

In 2005, we engaged Towers Watson (then Towers Perrin) to conduct a review of our long-term incentive plan and provide recommendations, as appropriate, for redesigning our plan. We did not request, and Towers Watson did not conduct, a review of our long-term incentive award opportunities relative to market levels. The purpose of the review was to determine a long-term strategy for providing an effective equity incentive package which would attract, motivate, and retain our executive officers. Based on Towers Watson’s recommendations, we developed a new strategy to award a combination of stock options and restricted stock, and adopted the 2005 Incentive Compensation Plan, subject to stockholder approval. Stockholders approved this Plan at the 2005 Annual Meeting of Stockholders, and re-approved it at the 2010 Annual Meeting of Stockholders and by written consent in 2013.

In June 2008, the Committee determined that it would only award restricted stock pursuant to the 2005 Incentive Compensation Plan, since stock options historically had not been an effective strategy, as previously granted options were generally underwater, and stock options had the potential to result in the issuance of a far larger number of shares than by granting only restricted stock. In 2009, 2010, 2011, and again in 2012, the Committee initially, because of the unprecedented downturn in the economy and broadcast industry in 2009, and subsequently because of the uneven strength of the recovery, decided to not award any restricted stock or options. In March 2013, we engaged Towers Watson to again advise us with respect to possible grants of stock options and/or restricted stock under our 2005 Incentive Compensation Plan, and in November 2013, we awarded our named executive officers certain shares of restricted stock. In December 2014, we awarded 39,967 total shares of restricted stock to certain named executive officers as follows: Mr. Bush, 3,464 shares; Mr. Christian, 30,113 shares; Ms. Lobaito, 2,507; and Mr. Lada, 3,883 shares (all awards comprise Class A Common Stock, except that Mr. Christian’s award comprises Class B Common Stock). The shares vest in one-third increments on November 6, 2015, 2016, and 2017, if the named executive officer is an employee on the applicable date. All such awards of restricted stock, however, shall vest if the named executive officer is an employee on the occurrence or deemed occurrence of a change-in-control.

Stock options have been granted with exercise prices equal to the closing price on the NYSE MKT of a share of Class A Common Stock on the date of grant, with pro-rata vesting at the end of each of the following five years from the date of grant. Restricted stock has been granted with pro-rata vesting at the end of each of the following five years from the date of grant, and with pro-rata vesting at the end of each of the following three years from the date of grant. The CEO’s awards of stock options and restricted stock relate to Class B Common Stock and the other executive officers awards of stock options and/or restricted stock relate to Class A Common Stock. Only Mr. Christian or an affiliate of Mr. Christian holds Class B Stock. An affiliate includes (i) any individual or entity who or that controls or is under common control with Mr. Christian, (ii) any corporation or organization in which Mr. Christian is an officer or partner or the beneficial owner of 10% of more of the voting securities (other than the Company or a majority-owned subsidiary of the Company), (iii) a trust or estate in which Mr. Christian has a substantial beneficial interest or as to which he serves as trustee or in a similar fiduciary capacity, or (iv) any relative or spouse of Mr. Christian, or any relative of such spouse, who has the same home as Mr. Christian or who is a director or officer of the Company or any of its subsidiaries. An executive officer generally forfeits any unvested stock option and restricted stock award upon ceasing employment.

401(k) Plan

Our 401(k) Plan is available to substantially all of our full-time employees, including our executive officers. Under the 401(k) Plan, our executive officers determine at the beginning of each quarter a fixed percentage of their base salary to be deferred and included in their 401(k) accounts. We also have made discretionary matching contributions to all participants’ accounts, up to a maximum of $1,000. The matching portion of the Company’s contribution in past years has been invested in our Class A Common Stock, with the participant having the option to transfer the investment to another investment option, but due to the economic environment, we determined that a discretionary match would not be made for the 2010 or 2011 plan years. Discretionary matches were made for the 2012, 2013 and 2014 plan years. All participants have the opportunity to invest their deferred amounts in our Class A Common Stock. The feature of the 401(k) Plan allowing our executives to purchase our Class A Common Stock is designed to align their interests with stockholders.

Deferred Compensation Plans

In 1999 and 2005, we established nonqualified deferred compensation plans which allow executive officers and certain employees to annually elect, prior to January 1 of the calendar year in which the base salary or bonus is earned, to defer up to 15% (but not less than $2,500) of their base salary, and up to 85% of any bonus, on a pre-tax basis, until their retirement or termination. The deferred amounts are periodically credited with investment returns by reference to investment options offered to participants in the plans, although we are not obligated to reserve funds to pay deferred amounts or, if we do so, to invest the reserves in any particular manner. We may, in our discretion, purchase policies of life insurance on the lives of the participants to assist us in paying the deferred compensation under the plans. The retirement or termination benefit to be paid by us to a participant is the cumulative amount of compensation deferred by the participant and any notional investment returns thereon. The 2005 deferred compensation plan is substantially identical to the 1999 plan except for certain modifications to comply with Section 409A of the Code. Any contributions made after 2004 are made pursuant to the 2005 deferred compensation plan. We have created grantor trusts to assist us in meeting our obligations under the plans. All assets of the trusts are dedicated to the payment of deferred compensation under the respective plans unless we become insolvent, in which case the assets are available to our creditors.

Health Plans and Perquisites

We provide our executive officers with certain benefits and perquisites. These benefits and perquisites are designed to attract and retain our senior managers. Benefits include basic life insurance and medical and dental insurance equal to that provided to other employees. In addition, executive officers also receive benefits under a split dollar life insurance plan and a long term care plan. Executive officers are also eligible for car allowances and medical reimbursements. In addition, the CEO receives personal use of our private airplane, personal tax consulting and tax return preparation fees, and country club dues. Perquisites are provided in order to provide a total compensation package which is competitive with the marketplace for executive officers. Under the 2011 employment agreement, if the CEO’s employment is terminated for any reason, other than “for cause,” we have agreed to continue to provide health insurance and medical reimbursement commensurate with all health insurance and medical reimbursement programs that are maintained by us for current employees to the CEO and his spouse, and to maintain in force all existing life insurance policies for a period of ten years.

Severance Arrangements

As discussed in more detail in the section below entitled “Compensation of Executive Officers —  Employment Agreement and Potential Payments Upon Termination or Change-in-Control,” the CEO’s 2011 employment agreement has change-in-control severance arrangements. In addition, in December 2007, the Committee determined to enter into change-in-control agreements with its executive officers. The agreements are intended to help retain executives during continued industry consolidation and are designed to attract and retain senior managers and to provide for continuity of management in the event of a change-in-control.

Our CEO’s 2011 employment agreement provides that following the sale or transfer of control of all or substantially all of our assets or stock or the consummation of a merger or consolidation in which we are not the surviving corporation, the CEO shall have the right to terminate his employment, and upon such change-in-control, he will be paid an amount equal to 2.99 times the average of his total annual compensation for each of the three immediately preceding periods of twelve consecutive months, plus an additional amount as is necessary for applicable tax liabilities related to the payment. See “Employment Agreement and Potential Payments Upon Termination or Change-in-Control.”

With respect to the other executive officers, the change-in-control agreements provide that we shall pay a lump sum payment within forty-five days of the change-in-control of 1.5 times the average of the executive’s last three full calendar years of such executive’s base salary and any annual cash bonus. We or the surviving entity may require as a condition to receipt of payment that the executive continue in employment for a period of up to six months after consummation of the change-in-control. During such six months, the executive will continue to earn his pre-existing salary and benefits.

Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in our annual report on Form 10-K for the year ended December 31, 2014.

Compensation Committee

Gary G. Stevens, Chairman
Clarke R. Brown, Jr.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act or the Exchange Act, that incorporate future filings, including this proxy statement in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during the 2014 fiscal year included Mr. Stevens (Chairman) and Mr. Brown. No member of this Committee was at any time during the 2014 fiscal year or at any other time an officer or employee of the Company, and no member of this Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board or the Compensation Committee during the 2014 fiscal year.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the total compensation awarded to, earned by, or paid during 2014, 2013, and 2012 to our CEO, CFO, and our three most highly compensated executive officers other than the CEO and CFO whose total compensation for 2014 exceeded $100,000:

2014 Summary Compensation Table

Name and Principal Position	Year	Salary(1) $	Bonus(1) $		Stock Awards(3) $	Option Awards(4) $	Non-Equity Incentive Plan Comp $		All Other Compensation(5) $	Total Compensation $
Edward K. Christian President and CEO	2014	$929,066	$—	(2)	$1,147,606	$—	$450,000	(2)	$142,808	$2,669,480
	2013	$902,006	$—	(2)	$913,270	$—	$650,000	(2)	$127,694	$2,592,970
	2012	$873,727	$—		$—	$—	$575,000	(2)	$118,621	$1,567,348
Samuel D. Bush, Senior Vice President and CFO	2014	$330,000	$35,000		$132,013	$—	$—		$40,370	$537,383
	2013	$327,095	$35,000		$131,995	$—	$—		$36,025	$530,115
	2012	$322,512	$30,000		$—	$—	$—		$32,894	$385,406
Steven J. Goldstein, Executive Vice President and Group Program Director	2014	$410,000	$—		$—	$—	$—		$46,144	$456,144
	2013	$403,371	$65,000		$163,994	$—	$—		$43,991	$676,356
	2012	$393,574	$65,000		$—	$—	$—		$41,234	$499,808
Warren S. Lada, Executive Vice President of Operations	2014	$370,000	$45,000		$147,981	$—	$—		$40,170	$603,151
	2013	$350,171	$45,000		$147,995	$—	$—		$40,301	$583,467
	2012	$322,512	$45,000		$—	$—	$—		$39,661	$407,173
Marcia K. Lobaito, Senior Vice President, Corporate Secretary and Director of Business Affairs	2014	$195,000	$30,000		$95,542	$—	$—		$44,127	$364,669
	2013	$172,168	$30,000		$77,997	$—	$—		$40,742	$320,907
	2012	$157,095	$30,000		$—	$—	$—		$39,021	$226,116

(1)	Includes amounts deferred under the Company’s 401(k) Plan, the 2005 deferred compensation plan, and the CEO’s 2009 employment agreement and 2011 employment agreement. Under the 401(k) Plan, all of the matching funds were used to purchase 22 shares of Class A Common Stock in 2013 for each named executive officer. Under the 401(k) Plan, all of the matching funds were used to purchase 23 shares of Class A Common Stock in 2014 for each named executive officer.
(2)	The entire bonus awarded to Mr. Christian in 2014, 2013 and 2012 was based on his having satisfied the BCF performance goals. The amount of such bonus is disclosed under the column entitled “Non-Equity Incentive Plan Comp.”
(3)	Includes restricted stock awarded on December 4, 2014 and November 6, 2013. See “Long Term Incentives” under “Compensation Discussion and Analysis” above. No stock was awarded in 2012.
(4)	No options were awarded in 2014, 2013, or 2012.
(5)	With respect to Mr. Christian, perquisites include personal use of Company provided automobile, country club dues, medical expense reimbursement, participation in an executive medical plan, personal tax consulting and tax return preparation fees, and personal use of a private airplane in 2014 and 2013. In 2014 and 2013, Mr. Bush, Mr. Lada and Ms. Lobaito received perquisites for personal use of Company provided automobile, housing accommodation and medical expense reimbursements. In 2014 and 2013, Mr. Goldstein received perquisites for personal use of Company provided automobile and related reimbursements for automobile insurance, housing accommodation and medical expense reimbursements. Perquisites are valued based on the aggregate incremental costs to the Company. In addition, in each of 2014 and 2013, the Company paid life insurance (including split dollar) premiums for Mr. Christian, Mr. Bush, Mr. Goldstein, Mr. Lada, and Ms. Lobaito in the amounts of $50,798, $10,798, $14,720, $10,798, and $10,534, respectively, and long-term care insurance premiums for Mr. Christian, Mr. Bush, Mr. Goldstein, Mr. Lada, and Ms. Lobaito in the amounts of $21,290, $12,694, $13,111, $13,846, and $17,518, respectively.

2014 CEO and Executive Officer Compensation

In 2014, our most highly compensated executive officer was Mr. Christian, Chairman, President, and CEO. Mr. Christian received a bonus of $450,000 and a salary of $929,066 in 2014 that was determined based on his 2011 employment agreement. Mr. Christian earned the bonus of $450,000 for having satisfied certain 2014 BCF performance goals established by the Compensation Committee pursuant to the 2011 employment agreement and CEO Plan. Such bonus is designed to constitute “qualified, performance-based compensation” under Section 162(m). See “Base Salary” and “Bonuses” under “Compensation Discussion and Analysis” above.

Based on the CEO’s subjective review of the 2014 performance of the other executive officers, the CEO recommended that 2014 base salaries and 2014 bonuses remain flat to those paid in 2012 and 2013, except for Mr. Bush, whose 2014 and 2013 bonuses were $5,000 more than the bonus he received in 2012, and Mr. Goldstein, who was not awarded a 2014 bonus, and the Committee agreed, and so recommended to the Board, which provided its approval. See “Base Salary” and “Bonuses” under “Compensation Discussion and Analysis” above.

Grants of Plan-Based Awards

The following table sets forth information concerning equity and non-equity incentive plan awards made to each of the named executive officers of the Company during 2014.

2014 Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target 1 ($)	Target 2 ($)	Maximum Awards ($)	Threshold (#)	Target (#)	Maximum (#)	Grant Date Fair Value of Stock Awards ($)
Edward K. Christian	March 10, 2014	450,000	550,000	650,000	750,000	—	—	—	—
	December 4, 2014	—	—	—	—	—	30,113	30,113	1,147,606
Samuel D. Bush	December 4, 2014	—	—	—	—	—	3,464	3,464	132,013
Steven J. Goldstein	—	—	—	—	—	—	—	—	—
Warren S. Lada	December 4, 2014	—	—	—	—	—	3,883	3,883	147,981
Marcia K. Lobaito	December 4, 2014	—	—	—	—	—	2,507	2,507	95,542

(1)	The table shows the potential amounts which could have been earned in 2014 if the performance goals were achieved at the minimum threshold, 100% of target 1, 100% of target 2, and at maximum bonus. Mr. Christian satisfied the threshold award. See “Bonuses” under “Compensation Discussion and Analysis” and the “2014 CEO and Executive Officer Compensation” sections of this proxy statement.
(2)	The table shows the potential number of shares which could be earned on the grant of restricted stock which vest in one-third increments on November 6, 2015, 2016, and 2017, if the reporting person is an employee on the applicable date. All such restricted stock, however, shall vest if the reporting person is an employee on the occurrence or deemed occurrence of a change-in-control. All restricted stock awards comprise Class A Common Stock, except that the restricted stock awarded to Mr. Christian comprises Class B Common Stock. See “Long Term Incentives” under “Compensation Discussion and Analysis” and the “2014 CEO and Executive Officer Compensation” sections of this proxy statement. There were no grants of options in 2014.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information as of December 31, 2014 regarding unexercised options and restricted stock that has not vested for each named executive officer outstanding as of December 31, 2014:

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards(1)				Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Edward K. Christian
6/14/2005	13,810	—	$44.10	6/14/2015	—	$—
3/21/2006	31,848	—	$27.00	3/21/2016	—	$—
5/18/2007	8,226	—	$28.47	5/18/2017	—	$—
11/6/2013	—	—	$—	—	13,091	$569,197
12/4/2014	—	—	$—	—	30,113	$1,309,313
Samuel D. Bush
6/14/2005	7,681	—	$44.10	6/14/2015	—	$—
3/21/2006	17,613	—	$27.00	3/21/2016	—	$—
5/18/2007	4,610	—	$28.47	5/18/2017	—	$—
11/6/2013	—	—	$—	—	1,892	$82,264
12/4/2014	—	—	$—	—	3,464	$150,615
Steven J. Goldstein
6/14/2005	9,373	—	$44.10	6/14/2015	—	$—
3/21/2006	21,493	—	$27.00	3/21/2016	—	$—
5/18/2007	5,626	—	$28.47	5/18/2017	—	$—
11/6/2013	—	—	$—	—	2,351	$102,221
Warren S. Lada
6/14/2005	7,681	—	$44.10	6/14/2015	—	$—
3/21/2006	17,613	—	$27.00	3/21/2016	—	$—
5/18/2007	4,610	—	$28.47	5/18/2017	—	$—
11/6/2013	—	—	$—	—	2,122	$92,264
12/4/2014	—	—	$—	—	3,883	$168,833
Marcia K. Lobaito
6/14/2005	3,724	—	$44.10	6/14/2015	—	$—
3/21/2006	8,580	—	$27.00	3/21/2016	—	$—
5/18/2007	2,246	—	$28.47	5/18/2017	—	$—
11/6/2013	—	—	$—	—	1,118	$48,611
12/4/2014	—	—	$—	—	2,507	$109,004

(1)	Option awards vest March 1 of each year for the five years following the date of the award, 20% per year. All stock option awards comprise Class A Common Stock, except that the stock options awarded to Mr. Christian comprise Class B Common Stock.
(2)	Restricted stock awarded on November 6, 2013 vest in one-third increments on November 6, 2014, 2015, and 2016, if the reporting person is an employee on the applicable date. Restricted stock awarded on December 4, 2014 vest in one-third increments on November 6, 2015, 2016, and 2017, if the reporting person is an employee on the applicable date. All such restricted stock, however, shall vest if the reporting person is an employee on the occurrence or deemed occurrence of a change-in-control. All restricted stock awards comprise Class A Common Stock, except that the restricted stock awarded to Mr. Christian comprises Class B Common Stock.
(3)	The closing price of our Class A Common Stock on the NYSE MKT on December 31, 2014 was $43.48 per share.

Option Exercises and Stock Vested

The following table sets forth the options exercised by the named executive officers listed below in 2014 and the restricted stock of the executive officers listed below which vested during the year ended December 31, 2014.

2014 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Edward K. Christian	—	—	6,545	$269,327
Samuel D. Bush	—	—	946	$38,928
Steven J. Goldstein	—	—	1,175	$48,351
Warren S. Lada	—	—	1,060	$43,619
Marcia K. Lobaito	—	—	559	$23,003

(1)	The value realized on vesting is obtained by multiplying the number of shares of restricted stock which have vested during the year ended December 31, 2014 by the closing price of the Class A Common Stock on the vesting date. Mr. Christian receives restricted shares of Class B Common Stock.

Nonqualified Deferred Compensation

In 1999 and 2005, we established nonqualified deferred compensation plans which allow executive officers and certain employees to annually elect, prior to January 1 of the calendar year in which the base salary or bonus is earned, to defer a portion of their base salary up to 15% (but not less than $2,500), and up to 85% of any bonus, on a pre-tax basis, until their retirement. The deferred amounts are invested in investment options offered under the plans. The Company may, in its discretion, purchase policies of life insurance on the lives of the participants to assist the Company in paying the deferred compensation under the plans. The Company has created model trusts to assist it in meeting its obligations under the plans. All investment assets under the plans are the property of the Company until distributed. The retirement benefit to be provided is based on the amount of compensation deferred and any earnings thereon. The 2005 plan is substantially identical to the 1999 plan except for certain modifications to comply with Section 409A of the Code. Any contributions made after 2004 are made pursuant to the 2005 deferred compensation plan.

Under the plans, upon termination of the executive officer’s employment with the Company, he or she will be entitled to receive all amounts credited to his or her account, in one lump sum. For amounts deferred prior to January 1, 2005, under the 1999 deferred compensation plan, upon a participant’s death if the Company has purchased life insurance, the benefit payable shall equal the value of the participant’s account multiplied by 1.5. Under the 2005 deferred compensation plan, upon a participant’s death, if the Company has purchased a life insurance policy on the life of a participant, the benefit payable shall equal the value of the participant’s account multiplied by 1.5, but the incremental increase to such account shall not exceed $150,000. Upon a change-in-control of the Company, each participant shall be distributed all amounts credited to his or her account in a lump sum. Mr. Christian does not participate in the plans.

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Edward K. Christian	$—	$—	$—	$—	$—
Samuel D. Bush	$16,500	$—	$12,069	$—	$204,482
Steven J. Goldstein	$—	$—	$(34)	$—	$5,656
Warren S. Lada	$14,800	$—	$36,802	$—	$545,580
Marcia K. Lobaito	$30,750	$—	$5,520	$—	$257,247

Employment Agreement and Potential Payments Upon Termination or Change-in-Control

CEO’s Employment Agreement

On June 1, 2011, we entered into the 2011 employment agreement with Mr. Christian. The 2011 employment agreement terminates on March 31, 2018. Pursuant to the 2011 employment agreement, we pay Mr. Christian a salary at the rate of $860,000 per year. The 2011 employment agreement permits Mr. Christian to defer any or all of his annual salary.

Pursuant to the 2011 employment agreement, commencing on June 1, 2012, and each anniversary thereafter, the Compensation Committee is required to determine in its discretion the amount of any increase in Mr. Christian’s then existing annual salary provided, however, that such increase shall not be less than the greater of 3% or a cost of living increase based on the consumer price index. The 2011 employment agreement also includes a provision providing for a bonus to be awarded to Mr. Christian at the discretion of the Board.

The 2011 employment agreement also provides that Mr. Christian is eligible for stock options as shall be approved by the Compensation Committee and bonuses in such amounts as shall be determined pursuant to the terms of the CEO Plan or as otherwise determined by the Compensation Committee in its discretion based on the performance of the Company and the accomplishments of objectives established by the Compensation Committee in consultation with Mr. Christian.

Under the 2011 employment agreement, Mr. Christian is eligible to participate, in accordance with their terms, in all medical and health plans, life insurance, profit sharing, 401(k) Plan, pension, and such other employment benefits as are maintained by the Company or its affiliates for other key employees performing services. During the term of the employment agreement, the Company is required to maintain all existing policies of insurance on Mr. Christian’s life, including the existing split dollar policy. The Company is also required to pay for Mr. Christian to participate in an executive medical plan and to maintain its existing medical reimbursement policy. Under the 2011 employment agreement, Mr. Christian is also furnished with an automobile and other fringe benefits as have been afforded him in the past or as were consistent with his position. In addition, under the 2011 employment agreement, the Company has agreed to maintain an office for Mr. Christian in Sarasota County, Florida.

The 2011 employment agreement terminates upon Mr. Christian’s death and can be terminated by either party in the event of Mr. Christian’s disability for a continuous period of eight months, or an aggregate period of twelve months within any eighteen month period. The 2011 employment agreement also provides for certain payments to Mr. Christian in the event of his disability or death. In the event of disability, Mr. Christian shall receive the accrued portion of any salary and bonus, and severance pay equal to 100% of his then base salary for fifteen months. In addition, any previously granted award shall become immediately 100% vested. In the event of Mr. Christian’s death, his estate shall receive his then current base salary and any previously granted award shall become immediately vested.

In addition, by a majority vote of the independent directors, we could terminate the agreement for cause. “For cause” means conviction of a felony, willful misconduct, gross neglect of duty, material breach of fiduciary duty to the Company, or material breach of the employment agreement. The 2011 employment agreement also provides that upon our sale, or transfer of control of, all or substantially all of the assets or stock of the Company or the consummation of a merger or consolidation involving the Company in which the

Company is not the surviving corporation, Mr. Christian will be paid an amount equal to 2.99 times the average of his total annual salary and bonus for the three immediately preceding periods of twelve consecutive months plus an additional amount as is necessary for applicable income taxes related to the payment under Code sections 280 and 4999 and all federal and state tax liabilities. Mr. Christian has the right to terminate at any time following a change-in-control. The 2011 employment agreement also provides that to the extent that any payments under the 2011 employment agreement would be subject to the excise tax imposed by Section 4999 and interest or penalties, Mr. Christian would be entitled to an additional payment to cover such excise tax, interest or penalties. Also, pursuant to the 2011 employment agreement, if Mr. Christian’s employment is terminated for any reason, including death or voluntary resignation but not a “for cause” termination, we are required to continue to provide health insurance and medical reimbursement to Mr. Christian and his spouse and to maintain and enforce all existing life insurance policies for a period of ten years.

The 2011 employment agreement also contains a covenant not to compete pursuant to which Mr. Christian agrees that if he voluntarily terminates his employment with the Company or is terminated for cause, for a three year period, he will not, directly or indirectly, own, manage, operate, control, or be employed by, any radio or television station the primary transmitter of which is located within sixty-five miles of the community license of a radio or television station (i) then operated by the Company or any of its subsidiaries, or (ii) then subject to a sale or purchase contract to which the Company or any subsidiary is a party.

Change-in-Control Agreements

As of December 28, 2007, Mr. Bush, Mr. Goldstein, Mr. Lada, and Ms. Lobaito entered into change-in-control agreements. A change-in-control is defined to mean the occurrence of: (a) any person or group becoming the beneficial owner, directly or indirectly, of more than 30% of the combined voting power of the Company’s then outstanding securities and Mr. Christian ceasing to be Chairman and CEO of the Company; (b) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the combined voting securities of the Company or such surviving entity; or (c) the approval of the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets.

If there is a change-in-control, the Company shall pay a lump sum payment within forty-five days thereof of 1.5 times the average of the executive’s last three full calendar years of such executive’s base salary and any annual cash bonus paid. In the event that such payment constitutes a “parachute payment” within the meaning of Section 280G subject to an excise tax imposed by Section 4999 of the Code, the Company shall pay the executive an additional amount so that the executive will receive the entire amount of the lump sum payment before deduction for federal, state and local income tax and payroll tax. In the event of a change-in-control (other than the approval of a plan of liquidation), the Company or the surviving entity may require as a condition to receipt of payment that the executive continue in employment for a period of up to six months after consummation of the change-in-control. During such six months, the executive will continue to earn his or her pre-existing salary and benefits. In such case, the executive shall be paid the lump sum payment upon completion of the continued employment. If, however, the executive fails to remain employed during this period of continued employment for any reason other than (a) termination without cause by the Company or the surviving entity, (b) death, (c) disability, or (d) breach of the agreement by the Company or the surviving entity, then the executive shall not be paid the lump sum payment. In addition, if the executive’s employment is terminated by the Company without cause within six months prior to the consummation of a change-in-control, then the executive shall be paid the lump sum payment within forty-five days of such change-in-control. Termination for cause means: (a) willful dishonesty involving the Company, excluding good faith expense account disputes; (b) conviction of or entering of a no contest plea to a felony or other crime involving material dishonesty or moral turpitude; (c) material failure or refusal to perform the executive’s duties or other lawful directive from the CEO or Board which is not cured by the executive within ten days after receipt by executive of a written notice from the Company specifying the details thereof; (d) willful violation by the executive of the Company’s lawful policies or of the executive’s fiduciary duties, which violation is not cured by the executive within ten days after receipt by the executive of a written notice from the Company specifying the details thereof; (e) the executive’s willful violation of the Company’s published business conduct guidelines, code of ethics, conflict of interest, or similar policies; or (f) illegal drug or substance abuse or addiction by the executive which is not protected by law.

Under the form of stock option agreement made and entered into pursuant to the 2005 Incentive Compensation Plan, all options become fully vested and exercisable in full upon the occurrence of a change-in-control as defined in the 2005 Incentive Compensation Plan or if the Compensation Committee determines that a change-in-control has occurred, if the optionee is an employee at the time of such occurrence. Similarly, under the form of restricted stock agreement adopted under the 2005 Incentive Compensation Plan, the vesting or restricting period shall lapse with respect to all restricted stock upon the occurrence of a change-in-control, as defined in the 2005 Incentive Compensation Plan, or if the Compensation Committee determines that a change-in-control has occurred if the grantee of the restricted stock is an employee at the time of such occurrence.

Under the Company’s 1999 and 2005 deferred compensation plans, in which Mr. Christian does not participate, upon a change-in-control of the Company as defined in such plans, each participant shall be distributed all amounts credited to the account of the participant in a lump sum.

The following tables show the estimated payments and benefits to the CEO and the other named executive officers in the event of a change-in-control, upon retirement, upon termination other than retirement or death, and upon death assuming the trigger event occurred on December 31, 2014, and the number of options and shares of restricted stock and the price per share, as applicable, which is the closing price on December 31, 2014:

Change-in-Control
	CEO Employment Agreement Salary, Bonus & Tax Gross-Up(1)	Change in Control Agreements(2)	Split Dollar Premium(3)(10)	Life Insurance Premium(4)	Health Insurance Premiums(5)	Medical Reimbursement(6)	Account Balance Non- Qualified Plan(7)	Restricted Stock(8)	Stock Options(9)	CSV of Split Dollar Policy(10)	Accrued Vacation(11)	Total Change in Control Payments
Edward K. Christian	$7,823,000	$—	$500,000	$119,500	$77,026	$97,363	$—	$1,878,510	$648,327	$567,267	$108,537	$11,819,530
Samuel D. Bush	$—	$539,800	$—	$—	$—	$—	$204,482	$232,879	$359,458	$145,868	$—	$1,482,487
Steven J. Goldstein	$—	$668,500	$—	$—	$—	$—	$5,656	$102,221	$438,651	$404,165	$—	$1,619,193
Warren S. Lada	$—	$588,800	$—	$—	$—	$—	$545,580	$261,097	$359,458	$176,764	$—	$1,931,699
Marcia K. Lobaito	$—	$307,100	$—	$—	$—	$—	$257,247	$157,615	$175,111	$147,019	$—	$1,044,092
Total	$7,823,000	$2,104,200	$500,000	$119,500	$77,026	$97,363	$1,012,965	$2,632,322	$1,981,005	$1,441,083	$108,537	$17,897,001

(1)	2.99 times three year average annual salary and bonus, grossed up for applicable taxes.
(2)	1.5 times three year average annual salary and bonus.
(3)	$50,000 annual premium for split dollar life insurance policy under the CEO’s 2011 employment agreement for ten years.
(4)	$750,000 life insurance policy for CEO under the CEO’s 2011 employment agreement for ten years estimated at $11,950 per year.
(5)	Health insurance premiums for CEO and spouse under the CEO’s 2011 employment agreement for ten years estimated at $7,703 per year.
(6)	Medical reimbursement for CEO and spouse under the CEO’s 2011 employment agreement for ten years estimated at $9,736 per year.
(7)	Participant distributed account balance in a lump sum.
(8)	All unvested units of restricted stock become fully vested.
(9)	All vested stock options that are in the money are valued at their closing price less their exercise price.
(10)	All rights in the policy are assigned to the insured upon change-in-control (cash surrender value of policy).
(11)	Unused vacation accrues and rolls over to successive years.

Retirement upon age 65
	Health Insurance Premiums(1)	Medical Reimbursement(2)	Account Balance Non-Qualified Plan(3)	Stock Options(4)	CSV of Split Dollar Policy(5)	Accrued Vacation(6)	Total Retirement Payments
Edward K. Christian	$77,026	$97,363	$—	$648,327	$567,267	$108,537	$1,498,520
Samuel D. Bush	$—	$—	$204,482	$359,458	$145,868	$—	$709,808
Steven J. Goldstein	$—	$—	$5,656	$438,651	$404,165	$—	$848,472
Warren S. Lada	$—	$—	$545,580	$359,458	$176,764	$—	$1,081,802
Marcia K. Lobaito	$—	$—	$257,247	$175,111	$147,019	$—	$579,377
Total	$77,026	$97,363	$1,012,965	$1,981,005	$1,441,083	$108,537	$4,717,979

(1)	Health insurance premiums for CEO and spouse under the CEO’s 2011 employment agreement for ten years estimated at $7,703 per year.
(2)	Medical reimbursement for CEO and spouse under the CEO’s 2011 employment agreement for ten years estimated at $9,736 per year.
(3)	Participant distributed account balance in a lump sum.
(4)	All vested stock options that are in the money are valued at their closing price less their exercise price.
(5)	All rights in the policy are assigned to the insured upon change-in-control or separation from retirement at age 65 (cash surrender value of policy).
(6)	Unused vacation accrues and rolls over to successive years.

Termination other Than Retirement, Death or Disability
	Health Insurance Premiums(1)	Medical Reimbursement(2)	Account Balance Non-Qualified Plan(3)	Stock Options(4)	Accrued Vacation(5)	Total Termination Payments
Edward K. Christian	$77,026	$97,363	$—	$648,327	$108,537	$931,253
Samuel D. Bush	$—	$—	$204,482	$359,458	$—	$563,940
Steven J. Goldstein	$—	$—	$5,656	$438,651	$—	$444,307
Warren S. Lada	$—	$—	$545,580	$359,458	$—	$905,038
Marcia K. Lobaito	$—	$—	$257,247	$175,111	$—	$432,358
Total	$77,026	$97,363	$1,012,965	$1,981,005	$108,537	$3,276,896

(1)	Health insurance premiums for CEO and spouse under the CEO’s 2011 employment agreement for ten years at $7,703 per year.
(2)	Medical reimbursement for CEO and spouse under the CEO’s 2011 employment agreement for ten years at $9,736 per year.
(3)	Participant distributed account balance in a lump sum.
(4)	All vested stock options that are in the money are valued at their closing price less their exercise price.
(5)	Unused vacation accrues and rolls over to successive years.

Termination Due to Death
	CEO Employment Agreement Salary & Bonus(1)	Health Insurance Premiums(2)	Medical Reim- bursement(3)	150% of Account Balance Non-Qualified Plan(4)	Restricted Stock(5)	Stock Options(6)	Split Dollar Policy(7)	Accrued Vacation(8)	Total Termination Due to Death Payments
Edward K. Christian	$940,658	$38,513	$48,682	$—	$1,878,510	$648,327	$7,000,000	$108,537	$10,663,227
Samuel D. Bush	$—	$—	$—	$306,722	$—	$359,458	$500,000	$—	$1,166,180
Steven J. Goldstein	$—	$—	$—	$8,484	$—	$438,651	$1,125,000	$—	$1,572,135
Warren S. Lada	$—	$—	$—	$774,630	$—	$359,458	$500,000	$—	$1,634,088
Marcia K. Lobaito	$—	$—	$—	$385,871	$—	$175,111	$250,000	$—	$810,982
Total	$940,658	$38,513	$48,682	$1,475,707	$1,878,510	$1,981,005	$9,375,000	$108,537	$15,846,612

(1)	The Company shall pay to the legal representative of Mr. Christian’s estate a lump sum payment equal to Mr. Christian’s then base salary.
(2)	Health insurance premiums for CEO’s spouse under the CEO’s 2011 employment agreement for ten years estimated at $3,851 per year.
(3)	Medical reimbursement for CEO’s spouse under the CEO’s 2011 employment agreement for ten years estimated at $4,868 per year.
(4)	Participant distributed 1.5 times account balance of amounts deferred prior to 2005 and up to a limit of $150,000 of amounts deferred after 2004.
(5)	All unvested units of restricted stock become fully vested.
(6)	All vested stock options that are in the money are valued at their closing price less their exercise price.
(7)	Beneficiary receives face value of policy plus accumulation value (cash surrender value less premiums paid by employer). All policies’ accumulation value is zero at December 31, 2014. The CEO policy insures CEO and spouse for $7,000,000 and is paid out upon death of both spouses to successors.
(8)	Unused vacation accrues and rolls over to successive years.

Termination Due to Disability
	CEO Employment Agreement Salary & Bonus(1)	Health Insurance Premiums(2)	Medical Reim- bursement(3)	Account Balance Non-Qualified Plan(4)	Restricted Stock(5)	Stock Options(6)	Accrued Vacation(7)	Total Disability Payments
Edward K. Christian	$1,175,823	$77,026	$97,363	$—	$1,878,510	$648,327	$108,537	$3,985,586
Samuel D. Bush	$—	$—	$—	$204,482	$—	$359,458	$—	$563,940
Steven J. Goldstein	$—	$—	$—	$5,656	$—	$438,651	$—	$444,307
Warren S. Lada	$—	$—	$—	$545,580	$—	$359,458	$—	$905,038
Marcia K. Lobaito	$—	$—	$—	$257,247	$—	$175,111	$—	$432,358
Total	$1,175,823	$77,026	$97,363	$1,012,965	$1,878,510	$1,981,005	$108,537	$6,331,229

(1)	In the event CEO suffers a disability, upon termination, CEO shall receive 100% of his then base salary for fifteen months.
(2)	Health insurance premiums for CEO and spouse under the CEO’s 2011 employment agreement for ten years estimated at $7,703 per year.
(3)	Medical reimbursement for CEO and spouse under the CEO’s 2011 employment agreement for ten years estimated at $9,736 per year.
(4)	Participant distributed account balance in a lump sum.
(5)	All unvested units of restricted stock become fully vested.
(6)	All vested stock options that are in the money are valued at their closing price less their exercise price.
(7)	Unused vacation accrues and rolls over to successive years.

COMPENSATION OF DIRECTORS

Each director who is not an employee receives an annual cash retainer of $34,000. Chairpersons of each committee who are not employees receive an additional annual cash retainer of $9,500. The Lead Director receives an additional annual cash retainer of $25,000. The retainers are paid quarterly. All directors who are not employees are required to hold and maintain 1,250 shares of the Company’s Class A Common Stock. Such directors are required to achieve this guideline within five years of joining the Board, or in the case of such directors serving at the time the guidelines were adopted, within five years of the date of the adoption of the guideline.

Directors may elect to pay out-of-pocket for health insurance benefits currently offered by the Company to its employees under its self-insured program. In the alternative, directors may elect to have part of their annual retainer used to pay for such benefits. Directors are also permitted to take into income the value of the health insurance benefit.

2014 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
Clarke R. Brown, Jr.	$34,000	$21,265	$—		$55,265
Timothy J. Clarke	$34,000	$21,265	$—		$55,265
Roy F. Coppedge III	$34,000	$21,265	$—		$55,265
David B. Stephens(2)	$43,500	$27,172	$8,893	(3)	$79,565
Gary G. Stevens(4)	$68,500	$42,798	$8,874	(3)	$120,172

(1)	All stock awards comprise grants of Class A Common Restricted Stock which vest in one-third increments on November 6, 2015, 2016, and 2017, if the reporting person is a director on the applicable date. All such restricted stock, however, shall vest if the reporting person is a director on the occurrence or deemed occurrence of a change-in-control. Stock award values are calculated based on the closing price of our Class A Common Stock on the NYSE MKT on December 4, 2014 ($38.11 per share).
(2)	Chairman of Finance and Audit Committee.
(3)	Value of health insurance provided to Mssrs. Stephens and Stevens.
(4)	Chairman of Compensation Committee, Lead Director.

CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS WITH
DIRECTORS AND MANAGEMENT

Policy

Pursuant to our written Corporate Governance Guidelines, the Finance and Audit Committee is required to conduct a review of all related party transactions for potential conflicts of interest. All such transactions must be approved by the Finance and Audit Committee. To the extent such transactions are on-going business relationships with the Company, such transactions are reviewed annually and such relationships shall be on terms not materially less favorable than would be usual and customary in similar transactions between unrelated persons dealing at arm’s-length.

Related Party Transactions

Surtsey Media, LLC (“Surtsey Media”), a wholly-owned subsidiary of Surtsey Productions, Inc. (“Surtsey Productions”), owns the assets of television station KVCT in Victoria, Texas. Surtsey Productions is a multi-media company 100%-owned by the daughter of Mr. Christian, our President, CEO and Chairman. We operate KVCT under a Time Brokerage Agreement (“TBA”) with Surtsey Media which we entered into in May 1999 with Surtsey Productions. Under the Federal Communications Commission’s (“FCC”) ownership rules, we are prohibited from owning or having an attributable or cognizable interest in this station. Under the TBA, during 2012, we paid Surtsey Media fees of approximately $3,100 per month plus accounting fees and reimbursement of expenses actually incurred in operating the station. In January 2012, the TBA was amended. Pursuant to the amendment, (i) the term was extended nine years commencing from June 1, 2013, with rights to extend for two additional eight year terms, (ii) we paid Surtsey Productions an extension fee of $27,950 upon execution of the amendment, (iii) the monthly fees, payable to Surtsey Media were increased for each extension period, and (iv) we have an exclusive option, while the TBA is in effect, to purchase all of the assets of station KVCT, subject to certain conditions, based on a formula. Under the amended TBA, during 2014 and 2013, we paid Surtsey Media fees of approximately $3,600 and $3,400 per month, respectively, plus accounting fees and reimbursement of expenses actually incurred in operating the station.

In March 2002, we entered into an agreement of understanding with Surtsey Productions pursuant to which, in March 2003, we guaranteed up to $1,250,000 of the debt incurred by Surtsey Productions in closing the acquisition of a construction permit for KFJX-TV station in Pittsburg, Kansas, a full power Fox affiliate serving Joplin, Missouri. The debt was taken over by Surtsey Media in March 2004. At December 31, 2014, there was $1,078,000 of debt outstanding under this agreement. We do not have any recourse provision in connection with our guarantee that would enable us to recover any amounts paid under the guarantee. As a result, at December 31, 2014, we have recorded $1,078,000 in debt and $1,000,000 in intangible assets, primarily broadcast licenses. In consideration for the guarantee, we entered into various agreements relating to the station, including a shared services agreement, technical services agreement, agreement for the sale of commercial time and broker agreement (the “Station Agreements”). Under the Station Agreements, during 2012, we paid Surtsey Media fees of approximately $4,100 per month plus accounting fees and reimbursement of expenses actually incurred in operating the station. We generally prepay Surtsey Media quarterly for its estimated expenses. The station went on the air for the first time on October 18, 2003. Under the FCC’s ownership rules we are prohibited from owning or having an attributable or cognizable interest in this station. In January 2012, the Station Agreements were amended. Pursuant to the amendments, (i) the Broker Agreement and the Technical Services Agreement were terminated, (ii) the terms of the continuing Station Agreements were extended nine years commencing from June 1, 2013, with rights to extend for two additional eight year terms, (iii) we paid Surtsey Productions $37,050 upon execution of the amendment, (iv) the monthly fees payable to Surtsey Media were increased for each extension period, and (v) we have an exclusive option, while the agreement for the sale of commercial time and shared services agreement are in effect, to purchase all of the assets of Station KFJX subject to certain conditions, based on a formula, together with a payment of $1.2 million. Under the amended Station Agreements, during 2014 and 2013, we paid Surtsey Media fees of approximately $4,800 and $4,500 per month, respectively, plus accounting fees and reimbursement of expenses actually incurred in operating the station.

Surtsey Productions leases office space in a building owned by us and paid us rent of approximately $6,000, $6,000, and $10,000 during the years ended December 31, 2014, 2013, and 2012, respectively. In January 2012, the lease was amended primarily to extend the term nine years commencing from June 1, 2013, with rights to extend for two additional eight year terms.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities (“insiders”), to file reports of ownership and changes in ownership with the SEC. Insiders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such reports received by us, or written representations from certain reporting persons that no reports on Form 5 were required for those persons for the year 2014, we believe that our officers and directors complied with all applicable reporting requirements for the year 2014.

OTHER MATTERS

Management does not know of any matters which will be brought before the Annual Meeting other than those specified in the notice thereof. However, if any other matters properly come before the Annual Meeting, it is intended that the persons named in the form of proxy, or their substitutes acting thereunder, will vote thereon in accordance with their best judgment.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR ANNUAL MEETINGS

Stockholder proposals that are intended to be presented at our 2016 Annual Meeting of Stockholders must be received at our offices, 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236, no later than December 20, 2015, to be considered for inclusion in our proxy statement and proxy card relating to that meeting. Stockholder proposals which are not to be included in our proxy statement for the 2016 Annual Meeting of Stockholders and stockholder nominations of persons for election to the Board must be submitted in accordance with our bylaws, which set forth the information that must be received no later than February 11, 2016 (with respect to proposals) and February 9, 2016 (with respect to nominations). All proposals and nominations should be directed to the corporate Secretary, and should be sent by certified mail, return receipt requested in order to avoid confusion regarding dates of receipt. We expect the persons named as proxies for the 2015 Annual Meeting of Stockholders to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal or nomination presented by a stockholder at the 2015 Annual Meeting of Stockholders.

EXPENSE OF SOLICITING PROXIES

All the expenses of preparing, assembling, printing, and mailing the material used in the solicitation of proxies by the Board will be paid by us. In addition to the solicitation of proxies by use of the mails, our officers and regular employees may solicit proxies on behalf of the Board by telephone, telegram, or personal interview, the expenses of which will be borne by us. Arrangements may also be made with brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record by such persons at our expense.

By Order of the Board of Directors

MARCIA LOBAITO
Secretary

Grosse Pointe Farms, Michigan
April 17, 2015

APPENDIX A

CHIEF EXECUTIVE OFFICER

ANNUAL INCENTIVE PLAN

OF

SAGA COMMUNICATIONS, INC.

(Originally effective as of January 1, 2000 and
as amended effective as of January 1, 2005)

CHIEF EXECUTIVE OFFICER
ANNUAL INCENTIVE PLAN

OF

SAGA COMMUNICATIONS, INC.

ARTICLE I
PURPOSE

1.1.	Establishment and Purpose. Saga Communications, Inc. (the “Company”) hereby establishes the Chief Executive Officer Annual Incentive Plan of Saga Communications (the “Plan”), originally effective as of January 1, 2000, and amended effective as of January 1, 2005. The purpose of the Plan is to further the interests of the Company’s shareholders by establishing and providing performance-based incentives to the Chief Executive Officer of the Company.
1.2.	Applicability of Plan. The provisions of this Plan are applicable only to the Chief Executive Officer of the Company.

ARTICLE II
DEFINITIONS

2.1	Definitions. Wherever used in the Plan, the following words and phrases shall have the meaning set forth below, unless the context plainly requires a different meaning:
(a)	“Administrator” means the Compensation Committee.
(b)	“Beneficiary” means the person or persons designated by the Chief Executive Officer in accordance with Section 6.7.
(c)	“Board” means the Board of Directors of the Company.
(d)	“Cause” means “for cause” as defined in paragraph 11 of the employment agreement entered into by the Chief Executive Officer and the Company; provided, however, that “Cause” shall not exist unless the notice and potential redress process described in such employment agreement have been completed.
(e)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.
(f)	“Committee” means the Compensation Committee, and with respect to the administration of the Plan, whose members shall satisfy the definition of “outside directors” as identified in Code Section 162(m)(4)(C) and as defined in Treasury Regulation §1 62-27(e)(3).
(g)	“Company” means Saga Communications, Inc.
(h)	“Disability” means “disability” as that term is described in paragraph 10 of the employment agreement entered into by the Chief Executive Officer and the Company.
(i)	“Effective Date” means January 1, 2000.
(j)	“Fiscal Year” means the 12-month period beginning January 1 and ending on the following December 31st.
(k)	“Incentive Award” means the amount payable pursuant to the Plan with respect to a Fiscal Year, based on the level of achievement of the Performance Goals established for the Performance Measures selected by the Committee for such Fiscal Year.
(l)	“Performance Goal” means, with respect to a specific Performance Measure, the level at which credit will be given to the Chief Executive Officer for purposes of determining a payment from the Plan for a Fiscal Year.
(m)	“Performance Measure” means each measure identified in Section 4.1.

(n)	“Plan” means. the Chief Executive Officer Annual Incentive Plan of Saga Communications, Inc., and any amendment thereto.
(o)	“Retirement” means “retirement” as such or similar term is defined in the qualified defined contribution plan sponsored by the Company.

ARTICLE III
ADMINISTRATION

3.1	General. The Administrator shall be the Committee, or such other person or persons designated by the Board. Except as otherwise specifically provided in the Plan, the Administrator shall be responsible for the administration of the Plan.
3.2	Administrative Rules. The Administrator may adopt such rules of procedure as it deems desirable for the conduct of its affairs, except to the extent that such rules conflict with the provisions of the Plan.
3.3	Duties. The Administrator shall have the, following rights, powers and duties:
(a)	The decision of the Administrator in matters within its jurisdiction shall be final, binding and conclusive upon the Chief Executive Officer and upon any other person affected by such decision, subject to the claims procedure hereinafter set forth.
(b)	The Administrator shall have the duty and authority to interpret and construe the provisions of the Plan, to decide any question which may arise regarding the rights of the Chief Executive Officer and his beneficiary(ies), and the amounts of their respective interests, to adopt such rules and to exercise such powers as the Administrator may deem necessary for the administration of the Plan, and to exercise any other rights, powers or privileges granted to the Administrator by the terms of the Plan.
(c)	The Administrator shall have the authority to appoint individuals, including employees of the Company, to provide appropriate support and day-to-day administration and advice to the Administrator in the fulfillment of the duties of the Administrator.
(d)	The Administrator shall maintain full and complete (records of its decisions. Its records shall contain all relevant data pertaining to the Chief Executive Officer and his rights and duties under the Plan. The Administrator shall have the duty to maintain Account records of the participant in the Plan.
(e)	The Administrator shall periodically report to the Board with respect to the status of the Plan.
3.4	Fees. No fee or compensation shall be paid to any person for services as the Administrator. No individual who is an employee of the Company and is appointed by the Administrator pursuant to Section 3.3(c) shall receive additional compensation in fulfilling the duties assigned to that individual. Any non-employee of the Company who provides services to the Administrator pursuant to Section 3.3(c) shall receive fees for such services as negotiated by and between the Company and such non-employee.

ARTICLE IV
PERFORMANCE MEASURES AND GOALS

4.1	Performance Measures. The Committee shall select, for each Fiscal Year for which the Committee determines that the Chief Executive Officer shall have the opportunity to achieve an Incentive Award, the Performance Measure or Measures by which such Incentive Award shall be determined. The Performance Measures from which the Committee may select include any or all of the following, which may be specified on a consolidated, same station, pro forma, per share and/or segment basis: (i) earnings (as measured by net income, operating income, operating income before interest, EBIT, EBITA, EBITDA, pre-tax income, or cash earnings, or earnings as adjusted by excluding one or more components of earnings); (ii) revenue (as measured by operating revenue or net operating revenue); (iii) cash flow; (iv) free cash flow; (v) broadcast cash flow, margins and/or margin growth; (vi) earnings and/or revenue growth; (vii) working capital (viii) market capitalization; (ix) market revenue performance; (x) achievement and/or maintenance of target stock prices; (xi) stock price growth; (xii) return on equity; (xiii) return on investment; (xiv) return on assets/net assets; and (xv) station market ratings.

4.2	Performance Goals. The Committee shall assign, for each Fiscal Year for which the Committee determines that the Chief Executive Officer shall have the opportunity to achieve an Incentive Award, the specific goal that must be achieved for each Performance Measure.
4.3	Combination of Performance Measures and Performance Goals. The Committee shall determine in writing the combination of Performance Measures, their respective Performance Goals, and the weighting to be assigned to each Performance Measure, in determining the level of performance that must be achieved for the Chief Executive Officer to receive an Incentive Award for a specific Fiscal Year. The Committee shall make reasonable efforts to satisfy the requirements of this Section 4.3 within ninety (90) day after the beginning of the Fiscal Year to which the Performance Measures and Goals relate; provided, however, that if the Committee satisfies the requirement of this Section 4.3 after such ninety (90) day period, the provisions of this Plan shall continue to apply with respect to the determination of the Incentive Award for such Fiscal Year.
4.4	Establishment of a Corporate Performance Trigger. The Committee in satisfying the provisions of this Article IV with respect to any Fiscal Year shall establish a Performance Measure and related Goal (or combination of Measures and related Goals) that must be satisfied prior to determining whether any Incentive Award is to be payable for such Fiscal Year, which shall be set forth in writing in the manner described in Section 4.3.

ARTICLE V
INCENTIVE AWARDS

5.1	Establishing Potential Incentive Award Opportunities. The Committee shall establish, at the same time as the Performance Measures and Goals are established as described in Article IV with respect to a specific Fiscal Year, the following items:
(a)	The amount of Incentive Award which will be paid if the applicable Performance Goal (or combination of Goals) is achieved;
(b)	The minimum level of Performance Goal (or combination of Performance Goals) achievement which must occur for any Incentive Award to be paid, and the amount that would be paid for such level of achievement; and
(c)	The maximum amount of any Incentive Award which will be paid with respect to achieving a Performance Goal (or combination of Performance Goals), and the amount that would be paid for such level of achievement;

provided, however, that the maximum Incentive Award for any Fiscal Year cannot exceed five hundred percent (500%) of annual base salary payable for such year.

These items shall be set forth in writing consistent with the provisions of Section 4.3.

5.2	Determining Actual Incentive Award. The Committee shall determine whether any Incentive Award is payable for a Fiscal Year, based on a determination of the actual results relating to the Performance Goals and Measures selected for that Fiscal Year. The Committee may rely on any such information, including but not limited to the financial statements developed with respect to such Fiscal Year, in making such determination. For purposes of making the determination under this Section 5.2, the Committee shall use its best judgment in applying any actual corporate result that is not equal to the specific Goal (or combination of Goals) established for a Performance Measure, but which otherwise would result in an Incentive Award being payable.

The Committee shall have the authority, once such determination is made, to decrease any Incentive Award otherwise payable for a Fiscal Year, but in no event shall the Committee have the authority to increase any such Incentive Award. In making this determination, the Committee may take into account events, including but not limited to changes in corporate structure or accounting procedures, that occur during a Fiscal Year which, in the judgment of the Committee, makes comparison of actual corporate performance with a Performance Goal (or Goals) impossible or inconsistent with the objectives of the Company and the Plan.

The Committee shall set forth in writing the determination required under this Section 5.2.

5.3	Authorizing Payment of Incentive Award. The Committee shall authorize payment of any Incentive Award for a Fiscal Year after or commensurate with the determination under Section 5.2. Notwithstanding the foregoing, if the Chief Executive Officer separates from employment with the Company on account of death or Disability, or as a result of Retirement, during a Fiscal Year for which the Committee had previously determined that an Incentive Award could be ‘earned by the Chief Executive Officer, the Committee shall authorize payment of any Incentive Award that is determined to be payable, reduced by a fraction, the numerator of which is the number of whole months (rounding to the nearest whole month based on the number of days actually employed in the month the separation occurs) in which the separation from employment occurs, and the denominator of which is twelve (12).
5.4	Form of Payment of Incentive Award. Unless otherwise determined by the Committee, the Chief Executive Officer shall receive the Incentive Award for a Fiscal Year in one or more lump sum cash payments within a reasonable period of time after the determination described in Sections 5.2 and 5.3 with respect to such Incentive Award. The Chief Executive Officer may elect to defer payment of all or any part of an Incentive Award by complying with such procedures as the Committee may prescribe.

ARTICLE VI
MISCELLANEOUS PROVISIONS

6.1	Term of Plan. The Plan shall be effective as of the Effective Date, and shall continue in effect until terminated pursuant to Section 6.3.
6.2	Amendment. The Company reserves the right to amend the Plan in any manner that it deems advisable by a resolution of the Committee; provided, however, that (a) any such amendment, to the extent determined necessary by the Committee, shall be subject to approval by Company shareholders consistent with the requirements of Code Section 162(m) and the regulations thereunder, and (b) no amendment may adversely affect outstanding awards without the consent of the Chief Executive Officer.
6.3	Termination. The Company reserves the right to suspend or terminate the Plan at any time; provided, however, that no suspension or termination may adversely affect outstanding awards without the consent of the Chief Executive Officer.
6.4	No Assignment. The Chief Executive Officer shall not have the power to pledge, transfer, assign, anticipate, mortgage or otherwise encumber or dispose of in advance any interest in amounts payable hereunder or any of the payments provided for herein, nor shall any interest in amounts payable hereunder or in any payments be subject to seizure for payments of any debts, judgments, alimony or separate maintenance, or be reached or transferred by operation of law in the event of bankruptcy, insolvency or otherwise.
6.5	No Implied Rights. Neither the Chief Executive Officer nor any other individual shall have any rights and privileges with respect to any amounts that may become payable pursuant to the Plan.
6.6	Continued Employment Not Presumed. Nothing in the Plan or any document describing it shall give any individual the right to continue in employment with the Company or. affect the right of the Company to terminate the employment of any such individual.
6.7	Designation of Beneficiary. The Chief Executive Officer, by filing the prescribed form with the Committee, may designate one or more beneficiaries and successor beneficiaries who shall receive any Incentive Award determined payable, but not paid, in accordance with the terms of the Plan in the event of the Chief Executive Officer’s death. In the event the Chief Executive Officer does not file a form designating one or more beneficiaries, or no designated beneficiary survives the Chief Executive Officer, the amounts shall be paid to or for the benefit of the Chief Executive Officer’s estate.
6.8	Incapacity. If any person to whom a benefit is payable under the Plan is an infant or if the Committee determines that any person to whom such benefit is payable is incompetent by reason of physical or mental disability, the Committee may cause the payments becoming due to such person to be made to another for his benefit. Payments made pursuant to this Section shall, as to such payment, operate as a complete discharge of the Plan, the Company, the Board and the Committee.

6.9	Successors and Assigns. The provisions of the Plan are binding upon and inure to the benefit of the Company, its respective successors and assigns, and the Chief Executive Officer, his beneficiaries, heirs, legal representatives and assigns.
6.10	Governing Law. The Plan shall be subject to and construed in accordance with the laws of the State of Michigan, unless otherwise pre-empted by federal law.
6.11	Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been included herein.
6.12	Notification of Addresses. The Chief Executive Officer and each beneficiary shall file with the Committee, from time to time, in writing, the post office address of the Chief Executive Officer, the post office address of each beneficiary, and each change of post office address. Any communication, statement or notice addressed to the last post office address filed with the Committee (or if no such address was filed with the Committee, then to the last post office address of the Chief Executive Officer or beneficiary as shown on the Company’s records) shall be binding on the Chief Executive Officer and each beneficiary for all purposes of the Plan and neither the Committee nor the Company shall be obligated to search for or ascertain the whereabouts of any Chief Executive Officer or beneficiary.
6.13	Bonding. The Committee and all agents and advisors employed by it shall not be required to be bonded.

IN WITNESS WHEREOF, the Committee has caused this Plan, as amended, to be adopted.

Saga COMMUNICATIONS, INC.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 10, 2015.

Vote by Internet

- Go to **www.envisionreports.com/SGA**
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Clarke R. Brown, Jr.	☐	☐	02 - Edward K. Christian	☐	☐	03 - Timothy J. Clarke	☐	☐
04 - Roy F. Coppedge III	☐	☐	05 - David B. Stephens	☐	☐	06 - Gary Stevens	☐	☐

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B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.   /   /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

6 2 B V

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